UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☑	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §.240.14a-12
AZZ INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2020
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107

May 27, 2020

Dear Shareholders:

The Board of Directors and Management of AZZ Inc. cordially invite you to attend our 2020 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, on Wednesday July 8, 2020, at One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107. Details regarding the business to be conducted at the Annual Meeting are more fully described in the accompanying materials. The Notice of the 2020 Annual Meeting of Shareholders and Proxy Statement are attached. Please read them carefully.

All shareholders are invited to attend the meeting. Your vote is very important to our business and to our continued success. Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. If you receive a paper copy of the proxy materials, you may use the telephone or Internet voting procedures described on the proxy card or complete and mail the enclosed proxy card. If you decide to attend the 2020 Annual Meeting of Shareholders, you will be able to (i) vote in person if you are a shareholder of record, or (ii) if you are a beneficial holder and have obtained a legal proxy, you may vote in person at the meeting, even if you have previously submitted your proxy.

Although we intend to hold the Annual Meeting in person, we are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) pandemic. If it is necessary or appropriate to take additional steps regarding how we conduct our meeting, we will announce our decision in advance and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission.

We ask for your voting support on the items described in this proxy statement and thank you in advance for your continued support of AZZ Inc.

Sincerely,

/s/ Thomas E. Ferguson

Thomas E. Ferguson
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 8, 2020

To the Shareholders of AZZ Inc.:
NOTICE IS HEREBY GIVEN that the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of AZZ Inc. (hereinafter, the “Company” or “AZZ”) will be held as follows:

TIME AND DATE	10:00 a.m., local time, on Wednesday, July 8, 2020

LOCATION	One Museum Place, 3100 West 7th Street, 4th Floor, Fort Worth, Texas 76107*

PROPOSALS	I.	Elect the eight (8) director nominees named in the accompanying Proxy Statement to serve on the Company’s Board of Directors, each for a one-year term.

	II.	Vote for an advisory approval of a non-binding resolution approving the Company’s executive compensation program.

	III.	Vote for the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2021.

	IV.	To transact any other business which may properly come before the Annual Meeting or any adjournment.

RECORD DATE	You can attend and vote your shares at the Annual Meeting if you were a shareholder of record of the Company’s common stock at the close of business on May 8, 2020 (the “Record Date”).

NOTICE	A Notice Regarding the Availability of Proxy Materials (the “Notice”) was mailed to shareholders on or about May 27, 2020.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2020 ANNUAL MEETING OF SHAREHOLDERS

AZZ’s Proxy Statement and Fiscal Year 2020 Annual Report are available at www.edocumentview.com/AZZ

VOTING
Your vote is very important. Even if you intend to be present at the Annual Meeting, please promptly vote in one of the following ways so that your shares may be represented and voted at the Annual Meeting:

•    Call the toll-free telephone number shown in the instructions included on your Notice;
•    Vote via the Internet on the website as described in the instructions included on your Notice; or
•    If you receive a paper copy of the proxy materials, complete, sign, date, and return your proxy card or voting form.

By Order of the Board of Directors, /s/ Tara D. Mackey Tara D. Mackey Chief Legal Officer and Secretary

*Although we intend to hold the Annual Meeting in person, we are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) pandemic. If we should determine it is necessary or appropriate to take additional steps regarding how we conduct our meeting, we will announce our decision in advance and details on how to participate will be posted on our website and filed with the Securities and Exchange Commission.

PROXY STATEMENT SUMMARY

This summary below highlights information contained elsewhere in this proxy statement (“Proxy Statement”). This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find additional information in this Proxy Statement.

2020 Annual Meeting of Shareholders

Date and Time July 8, 2020, 10:00 a.m., local time	Place AZZ Inc., One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107
Notice We mailed a Notice Regarding the Availability of Proxy Materials (the “Notice”) on or about May 27, 2020.	Voting Holders of shares of common stock as of the Record Date are entitled to vote on all matters.
Record Date May 8, 2020

Voting Matters

Item	Company Proposals	Board Vote Recommendation	Page

1.	Election of eight (8) Directors	FOR each director nominee	13

2.	Approval, on a non-binding advisory basis, of the Company’s executive compensation program	FOR	35

3.	Ratification of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2021	FOR	73

How to Vote

You can vote by any of the following methods:

Internet (www.envisionreports.com/AZZ) until 1:00 a.m. Eastern Time, on July 8, 2020;
Telephone (1-800-652-8683) until 1:00 a.m. Eastern Time, on July 8, 2020;
Completing, signing and returning your proxy or voting instruction card before July 8, 2020; or
In person, at the Annual Meeting, if you are a registered shareholder as of the Record Date. You may deliver a completed proxy card or vote by ballot at the meeting.

Corporate Governance Highlights

✓	Seven out of eight director nominees are independent	✓	Independent committee chairs and members
✓	Commitment to continuous board refreshment and diversity	✓	Separate chairman and CEO
✓	Annual election of all directors	✓	Regular executive sessions of independent directors
✓	Majority voting for directors	✓	Risk oversight by full board and committees
✓	Stock ownership guidelines for directors and officers	✓	Annual board and committee self-evaluations

Director Nominees

Name	Age	DirectorSince	Occupation	Committee Memberships	Other Public Company Boards
Daniel E. Berce	66	2000	President and Chief Executive Officer, General Motors Financial Company	Audit Compensation	2
Paul Eisman	64	2016	Former President and Chief Executive Officer, Alon USA Energy, Inc.	Audit Compensation	0
Daniel R. Feehan	69	2000	Chairman of the Board, FirstCash, Inc.	Compensation Nominating and Corporate Governance	2
Thomas E. Ferguson	63	2013	President and Chief Executive Officer, AZZ Inc.	Not Applicable	0
Kevern R. Joyce	73	1997	Independent Business Consultant and Investor	Nominating and Corporate Governance	0
Venita McCellon-Allen	60	2016	President and Chief Operating Officer, Southwestern Electric Power Company	Audit Compensation	0
Ed McGough	59	2017	Senior Vice President, Global Manufacturing and Technical Operations, Alcon Laboratories, Inc.	Compensation Nominating and Corporate Governance	0
Steven R. Purvis	55	2015	Trustee and Portfolio Manager, Luther King Capital Management	Audit Nominating and Corporate Governance	0

Named Executive Officers

Name	Age	Position	Since	Previous Position
Thomas E. Ferguson	63	President and Chief Executive Officer	2013	Chief Executive Officer, FlexSteel Pipeline Technologies, Inc.
Paul W. Fehlman	56	Former Senior Vice President and Chief Financial Officer	2014	Vice President, Finance, Engineered Products Division, Flowserve Corporation
Tara D. Mackey	50	Chief Legal Officer and Secretary	2014	Chief Legal Counsel and Corporate Secretary, First Parts, Inc.
Gary Hill	55	President and General Manager - Industrial	2017	President and General Manager - AZZ WSI LLC
Kenneth Lavelle	63	President and General Manager - Electrical	2017	President, Global Seals & Systems Operation, Flowserve Corporation

Executive Compensation Highlights

Compensation Philosophy and Objectives

Our key compensation objectives are to attract and retain high performance leaders, reward results, drive future strategic growth and align the long-term interests of our executives with those of our shareholders. We use the following principles to effect these objectives:

What We Do

✓
A significant portion of our executive officers’ total compensation is financial performance based, and the payouts are contingent upon the attainment of certain pre-established performance metrics and capped to minimize risk.

✓	Performance measures are highly correlated to the creation of shareholder value.
✓	We review and benchmark pay relative to the market median of our industry peer group on an annual basis.
✓	Our executive compensation program is designed to encourage building long-term shareholder value and attract and retain high performance executive talent.
✓	We use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.
✓
Our equity awards are equally weighted between time-vested restricted stock units, which vest ratably over a three-year period, and performance share units, which require achievement of financial performance metrics over a three-year performance cycle.

✓	The compensation committee engages an independent executive compensation consultant.
✓	Our compensation committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives and the Company’s industry peers.
✓	We implemented a Compensation Recovery Policy to protect the Company in the event of a financial restatement or an executive officer engages in serious misconduct.
✓	We provide a limited number of executive perquisites.
✓	We have stock ownership guidelines for directors and executive officers.

What We Don’t Do

✗	We do not provide tax gross ups.
✗	We do not recycle shares withheld for taxes.
✗	We do not permit pledging or hedging of Company securities.
✗	We do not pay dividends or dividend equivalents on unearned RSUs or PSUs until they vest.
✗	We do not reprice underwater equity awards.
✗	We do not have pension or supplemental executive retirement plans.

Fiscal Year 2020 Executive Compensation Program Elements

Category	Compensation Element	Description
Cash	Base Salary
Fixed cash compensation based on responsibilities of the position. Reviewed annually for potential adjustments based on factors such as market levels, individual performance and scope of responsibilities.

	Annual Incentive Opportunity	Annual cash incentive for achievement of specific annual financial operating results.
Long-Term Incentives	Restricted Stock Units	Vest ratably over a three-year period. Settled in shares of AZZ common stock. Dividend equivalent rights accrue with respect to dividends awarded during the vesting period.
Performance Share Units
Three-year pre-determined financial performance metric and a potential total shareholder return (“TSR”) modifier. Settled in shares of AZZ common stock. Dividend equivalents accrue during the vesting period and will vest if, and when the PSUs to which such dividend equivalents relate become vested.

Retirement	401(k) Plan	Qualified 401(k) plan available to all U.S. employees. The Company matches 100% of the first 1% and 50% of contributions between 2% and 6% (with a potential total Company match of 3.5%).
Other	Employment Agreements	Sets standard benefits for certain NEOs in the event of termination of employment from the Company.
	Deferred Compensation Plan	Sets standard benefits for designated management and highly compensated employees (including our NEOs) and the Company's board of directors.
	Severance Plan	Sets standard benefit guidelines for senior executives in the event of severance; available to all U.S. employees (other than NEOs with employment agreements).
	Change-in-Control Agreements	Sets standard benefits for senior executives upon a change-in-control.
	Other Benefits	Executive supplemental disability insurance, financial planning services and annual physical exams.

Fiscal Year 2020 Total Direct Compensation Mix

Fiscal Year 2020 Executive Compensation Summary

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards/ RSUs ($)	Option /SARs Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Thomas E. Ferguson	2020	746,235	—	1,500,000	—	1,137,262	—	28,707	3,412,204
President & Chief
Executive Officer

Paul W. Fehlman	2020	395,484	—	450,000	—	391,766	—	14,583	1,251,833
Senior Vice President
& Chief Financial Officer

Tara D. Mackey	2020	361,471	—	300,000	—	302,985	—	11,921	976,377
Chief Legal Officer
& Secretary

Gary Hill	2020	344,780	—	1,446,250	—	313,836	—	27,117	2,131,983
President and General
Manager - Industrial

Kenneth Lavelle	2020	319,815	—	696,200	—	209,319	—	19,071	1,244,405
President and General
Manager - Electrical

PROXY STATEMENT
FOR
2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held on July 8, 2020

The board of directors of AZZ Inc. (the “Company” or “AZZ”) is soliciting proxies for the 2020 Annual Meeting of Shareholders (the “Annual Meeting”). You are receiving this Proxy Statement because you own shares of AZZ common stock that entitle you to vote at the Annual Meeting. This Proxy Statement contains information on Annual Meeting matters to assist you in voting your shares.

QUESTIONS AND ANSWERS
Proxy Materials and Voting Information

Why am I receiving these materials?
___________________________________________________________________________________________

AZZ has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail in connection with the Company’s solicitation of proxies for use at the Annual Meeting to be held on Wednesday, July 8, 2020 at 10:00 a.m. local time at One Museum Place, 4th Floor, 3100 West 7th Street, Fort Worth, Texas 76107, and at any postponement(s) or adjournment(s) thereof. These materials were first sent or made available to shareholders on or about May 27, 2020. You are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.
What is included in these materials?
___________________________________________________________________________________________
These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2020, as filed with the Securities and Exchange Commission (the “SEC”) on April 29, 2020 (the “Annual Report”).
If you requested printed versions by mail, these materials also include the proxy card and voting instructions for the Annual Meeting.
What items will be voted on at the Annual Meeting?
_____________________________________________________________________________________________________
You will be voting on the following:

•	The election of eight (8) nominees to the Company’s board of directors named in this Proxy Statement, each to serve for a one year term (Proposal 1);

•	A non-binding advisory resolution to approve AZZ’s executive compensation program (Proposal 2); and

•	Ratification of the appointment of Grant Thornton LLP to serve as AZZ’s independent registered public accounting firm for the fiscal year ending February 28, 2021 (Proposal 3).

We also will consider any other business that may properly come before the meeting.

What are the Board of Directors’ voting recommendations?
___________________________________________________________________________________________
The board of directors recommends that you vote your shares:

•	“FOR” the election of the eight (8) nominees to serve on the Board for a one year term (Proposal 1);

•	“FOR” the approval of AZZ’s executive compensation program (Proposal 2); and

•	“FOR” the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2021 (Proposal 3).
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
___________________________________________________________________________________________
Pursuant to rules adopted by the SEC, AZZ uses the Internet as the primary means of furnishing proxy materials to shareholders. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials on the Internet or to request a printed copy are detailed in the Notice. In addition, shareholders are always able to request printed proxy materials by mail or electronically by emailing www.azz.com/investor-relations. The Company encourages shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and the cost to the Company associated with printing and mailing hard copies of proxy materials.
How can I get electronic access to the proxy materials?
___________________________________________________________________________________________
The Notice will provide you with instructions regarding how to use the Internet to:

•	View the Company’s proxy materials for the Annual Meeting; and

•	Instruct the Company to send future proxy materials to you by email.
The Company’s proxy materials are also available at www.azz.com/investor-relations. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this Proxy Statement.
If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.
Who may vote at the Annual Meeting?
___________________________________________________________________________________________
Each share of the Company’s common stock has one vote on each matter. Only shareholders of record as of the close of business on May 8, 2020, the Record Date, are entitled to receive notice of, to attend, and to vote at the Annual Meeting. In addition to shareholders of record of the Company’s common stock, beneficial owners of shares held in street name as of the Record Date can vote using the methods described below. As of the Record Date, approximately 26,158,957 shares of the Company’s common stock were issued and outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
___________________________________________________________________________________________
Shareholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC (“Computershare”), you are considered the shareholder of record with respect to those shares, and the Notice was delivered directly to you by the Company.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee, or nominee how to vote your shares.
If I am a shareholder of record of the Company’s shares, how do I vote?
___________________________________________________________________________________________
If you are a shareholder of record, there are four ways to vote:

In person. You may vote in person at the Annual Meeting by requesting a ballot when you arrive. You must bring valid picture identification such as a driver’s license or passport and may be requested to provide proof of stock ownership as of the Record Date.

Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

By Telephone. If you request printed copies of the proxy materials by mail or viewed electronic copies, you may vote by proxy by calling the toll free number found on the proxy card.

By Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card and you may vote by proxy by filling out the proxy card and returning it in the envelope provided.
If I am a beneficial owner of shares held in street name, how do I vote?
___________________________________________________________________________________________
If you are a beneficial owner of shares held in street name, there are four ways to vote:

In person. If you are a beneficial owner of shares held in street name and you want to vote in person at the Annual Meeting, you must obtain a “legal proxy” from the organization that holds your shares. A legal proxy is a written document that will authorize you to vote your shares held in street name at the Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. You must bring a copy of the legal proxy to the Annual Meeting and ask for a ballot when you arrive and a valid picture identification such as a driver’s license or passport. In order for your vote to be counted, you must provide both the copy of the legal proxy and your completed ballot to the inspector of election.

•
Via the Internet. You may vote by proxy via the Internet by visiting www.envisionreports.com/AZZ and entering the control number found in your Notice. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•
By Telephone. If you request printed copies or viewed electronic copies of the proxy materials, you may vote by proxy by calling the toll free number found on the voting instruction form. The availability of telephone voting may depend on the voting process of the organization that holds your shares.

•
By Mail. If you request printed copies of the proxy materials by mail, you will receive a voting instruction form and you may vote by proxy by filling out the voting instruction form and returning it in the envelope provided.

What is the quorum requirement for the Annual Meeting?
___________________________________________________________________________________________
A majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting in person or by proxy for the transaction of business, commonly referred to as a quorum. Your shares will be counted for purposes of determining if there is a quorum if you:

•	Are entitled to vote and you are present in person at the Annual Meeting; or

•	Have properly voted by proxy on the Internet, by telephone or by submitting a proxy card by mail.
If a quorum is not present, we may propose to adjourn the Annual Meeting to solicit additional proxies.
How are proxies voted?
___________________________________________________________________________________________
All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions.
What happens if I do not give specific voting instructions?
___________________________________________________________________________________________
Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by AZZ’s board of directors; or

•	Sign and return a proxy card without giving specific voting instructions, then the persons named as proxy holders, Thomas E. Ferguson and Tara D. Mackey, will vote your shares in the manner recommended by AZZ’s board of directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions then, under applicable rules, the organization that holds your shares may generally vote on routine matters but is not permitted to vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.”
Which ballot measures are considered “routine” or “non-routine”?
___________________________________________________________________________________________
The election of directors (Proposal 1) and the non-binding advisory resolution approving the Company’s executive compensation program (Proposal 2) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote your shares without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposals 1 and 2.
The proposal for the ratification of the appointment of Grant Thornton LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending February 28, 2021 (Proposal 3) is considered a routine matter under applicable rules. A broker or other nominee may generally vote your shares on routine matters, and therefore no broker non-votes are expected in connection with Proposal 3.

What is the voting requirement to approve each of the proposals?
___________________________________________________________________________________________

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal	Voting Requirement
1. Election of eight (8) director nominees named in this Proxy Statement, each for a one year term.
Each director must be elected by a majority of the votes cast. A majority of votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director. Any director not elected by a majority is expected to tender to the board his or her resignation promptly following the certification of election results pursuant to the Company’s Bylaws. The nominating and corporate governance committee will make a recommendation to the board on whether to accept or reject such resignation. The board will act on such recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

2. Approval, on a non-binding advisory basis, of the Company’s executive compensation program.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

3. Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal year 2021.
To be approved, this proposal must be approved by a majority of the votes cast by the shareholders present in person or represented by proxy, meaning that the votes cast by the shareholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

How are broker non-votes and abstentions treated?
___________________________________________________________________________________________
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal.
With respect to the election of directors (Proposal 1), under the majority voting policy adopted by the Company in 2014, broker non-votes and abstentions, which have the same effect as “AGAINST” votes, could cause a director nominee to fail to obtain the required affirmative votes of (i) a majority of the shares present or represented by proxy and voting at the Annual Meeting and (ii) a majority of the shares required to constitute a quorum.
With respect to each of Proposals 2 and 3, broker non-votes and abstentions could prevent the proposal from receiving the required affirmative votes of a majority of the shares present or represented by proxy and voting at the Annual Meeting assuming that the number of shares present or represented by proxy at the Annual Meeting are sufficient to constitute a quorum.
In order to minimize the number of broker non-votes, the Company strongly encourages you to vote or to provide voting instructions with respect to each proposal to the organization that beneficially holds your shares by carefully following the instructions provided in the Notice.

Can I change my vote after I have voted?
___________________________________________________________________________________________
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. Prior to the applicable cutoff time, you may change your vote using the Internet or telephone methods described above, in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted. You may also revoke your proxy and change your vote by signing and returning a new proxy card dated as of a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you properly vote at the Annual Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation to the Company’s Secretary at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107 prior to the Annual Meeting.
Who will serve as the inspector of election?
___________________________________________________________________________________________
A representative from Computershare Investor Services, LLC will serve as the inspector of election.
Is my vote confidential?
___________________________________________________________________________________________
Proxy instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.
Occasionally, shareholders provide written comments on their proxy cards, which may be forwarded to AZZ’s management and the board of directors.
Where can I find the voting results of the Annual Meeting?
___________________________________________________________________________________________
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the inspector of election after the taking of the vote at the Annual Meeting. The Company will disclose the final voting results in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the Annual Meeting.
How can I attend the Annual Meeting?
___________________________________________________________________________________________
Admission to the Annual Meeting is limited to AZZ shareholders or their proxy holders. In order to be admitted to the meeting, each shareholder must present proof of stock ownership and a valid picture identification, such as a driver’s license or passport. Proof of stock ownership may consist of the proxy card or if shares are held in the name of a broker, bank or other nominee, an account statement or letter from the nominee indicating that you beneficially owned shares of AZZ common stock at the close of business on May 8, 2020, the Record Date for the Annual Meeting.
Although we intend to hold the Annual Meeting in person, we are monitoring the protocols that federal, state and local governments may recommend or require in light of the evolving coronavirus (COVID-19) pandemic. If we should determine it is necessary or appropriate to take additional steps regarding how we conduct our meeting, we will announce our decision in advance and details on how to participate will be posted on our website and filed with the SEC.
What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2021 Annual Meeting of shareholders?
___________________________________________________________________________________________
Requirements for Shareholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials. Proposals that a shareholder intends to present at the 2021 annual meeting of shareholders (“2021 Annual Meeting of Shareholders”) and wishes to be considered for inclusion in the Company’s Proxy Statement relating to the 2021 Annual Meeting of Shareholders must be received no later than January 20, 2021. All proposals must comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of shareholder proposals in company sponsored proxy materials. Shareholder proposals must be delivered to the Company’s Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107.
Requirements for Other Shareholder Proposals to Be Brought Before the 2021 Annual Meeting of Shareholders and Director Nominations. Notice of any proposal that a shareholder intends to present at the 2021 Annual Meeting of Shareholders, but does not intend to have included in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders, as well as any director nominations, must be delivered to the Company’s Secretary by mail at One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107, not earlier than the close of business on March 7, 2021 and not later than the close of business on April 6, 2021. The notice must be submitted by a shareholder of record and must set forth the information required by the Company’s Bylaws with respect to each director nomination or other proposal that the shareholder intends to present at the 2021 Annual Meeting of Shareholders. If you are a beneficial owner of shares held in street name, you can contact the organization that holds your shares for information regarding how to register your shares directly in your name as a shareholder of record.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bylaws, as amended, provide that the board of directors will consist of up to 12 members, each serving a one year term. All of the current members of the board are standing for re-election at the Annual Meeting, except for Mr. Pirnat, who passed away on February 9, 2020. The Company sincerely appreciated his years of dedicated service and significant contributions to the board. Our nominating and corporate governance committee has determined that our current board of directors’ composition of eight directors, is sufficient from a governance perspective. Proxies cannot be voted for a greater number of nominees than the number of nominees named herein.

Our Bylaws require that, in an uncontested election, each director will be elected by a majority of the votes cast. If a nominee in an uncontested election does not receive a majority of the votes cast, he or she is required to promptly tender a resignation to the board of directors that is subject to acceptance or rejection by the board of directors within 90 days from the date of the certification of the election results. In the event an election of directors is contested, the voting standard will be a plurality of votes cast.

The board of directors has nominated the directors noted below, for election each to serve a one year term expiring at the 2021 Annual Meeting of Shareholders. All of the nominees currently serve as members of the board of directors with a term expiring at this year’s Annual Meeting. Because these elections are uncontested, a nominee for director must receive a majority of the votes properly cast at the meeting in person or by proxy in order to be elected. Therefore, a director nominee who receives more than 50% of votes “FOR” election (measured with respect to the total votes cast with respect to such nominee) will be elected, provided that a quorum is present at the meeting.

Each of the director nominees has consented to serve if elected. If for any unforeseen reason a nominee would be unable to serve if elected, the beneficial owners of AZZ’s shares as of the Record Date of the Annual Meeting may exercise their discretion to vote for a substitute nominee selected by the board of directors. However, the board of directors has no reason to anticipate that any of the nominees will not be able to serve, if elected.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED BELOW.

Nominees for Election of Directors:

DANIEL E. BERCE
Age: 66 Director Since: 2000	Board Committees: • Audit Committee (Chairman) • Compensation Committee

Daniel E. Berce has served as President and Chief Executive Officer of General Motors Financial Company, Inc. (formerly AmeriCredit Corp.) since its acquisition by General Motors Company in October 2010. Mr. Berce also served as AmeriCredit Corp.’s Chief Executive Officer from 2005 until 2010, President from 2003 until 2010 and Chief Financial Officer from 1990 until 2003. He served as a director of Americredit Corp. from 1990 to 2010. Before joining Americredit Corp., Mr. Berce was a partner with Coopers & Lybrand, an accounting firm. Mr. Berce currently serves as a director of FirstCash, Inc., a publicly held international operator of retail pawn stores in the U.S. and Latin America, and Arlington Asset Investment Corp., a publicly held investment firm investing primarily in mortgage-related assets.

We believe Mr. Berce’s qualifications to serve on the board of directors include his executive level leadership experience, his experience serving as a Chief Executive Officer of a publicly held company and as a director of multiple publicly held companies, as well as his knowledge of corporate governance, executive compensation, accounting and financial expertise.

PAUL EISMAN
Age: 64 Director Since: 2016	Board Committees: • Audit Committee • Compensation Committee

Paul Eisman formerly served as the President and Chief Executive Officer of Alon USA Energy, Inc. (“Alon”) and as a director and the President and Chief Executive Officer of Alon USA Partners, LP. He has more than 30 years of refining experience and executive level leadership expertise in refining production and retail business operations. Prior to joining Alon in 2010, Mr. Eisman served as Executive Vice President of Refining and Marketing Operations with Frontier Oil Corporation from 2006 to 2010. From 2003 to 2006, he served as Vice President of KBC Advanced Technologies, a leading consulting firm to the international refining industry. Mr. Eisman served as Senior Vice President, Planning for Valero Energy Corporation from 2001 to 2002. Mr. Eisman also served in various executive leadership roles at Diamond Shamrock Corporation from 1979 to 2001.

We believe Mr. Eisman’s qualifications to serve on the Company’s board of directors include his extensive experience in various executive leadership positions in refining production and retail business operations.

DANIEL R. FEEHAN
Age: 69 Director Since: 2000 Chairman of the Board Since: 2019	Board Committees: • Compensation Committee • Nominating and Corporate Governance Committee (Chairman)

Daniel R. Feehan serves as Chairman of the Board of FirstCash, Inc., a publicly held international operator of retail pawn stores in the U.S and Latin America. Previously, Mr. Feehan served as a director of Cash America International, Inc. (“Cash America”) since 1984 and was Cash America’s Executive Chairman from November 2015 until Cash America’s merger with First Cash Financial Services, Inc. (now FirstCash, Inc.) in September 2016. Prior to that, Mr. Feehan served as Chief Executive Officer of Cash America from 2000 to 2015 and as President from 2000 to 2015. From 1990 to 2000, he served as President and Chief Operating Officer of Cash America. Mr. Feehan also currently serves as a director of Enova International Inc., a publicly held leading provider of online financial services to non-prime consumers and small businesses.

We believe Mr. Feehan's qualifications to serve on the Company’s board of directors include his executive level leadership experience and ability to provide direction and oversight to the Company's financial reporting and business controls, specifically his experience as a chief executive officer of a publicly held company, experience in finance, accounting, strategic planning and experience serving as a director of multiple publicly held companies.

THOMAS E. FERGUSON
Age: 63 Director Since: 2013	Board Committees: • None

Thomas E. Ferguson serves as a non-independent director and as the Company's President and Chief Executive Officer . Prior to joining AZZ, he was a consultant and served as interim Chief Executive Officer of FlexSteel Pipeline Technologies, Inc., a provider of pipeline technology products and services in 2013. Mr. Ferguson has also served in various executive level leadership roles with Flowserve Corporation, a publicly held global provider of fluid motion and control products, including Senior Vice President from 2006 to 2010, as President of Flow Solutions Group from 2010 to 2012, as President of Flowserve Pump Division from 2003 to 2009, as President of Flow Solutions Division from 2000 to 2002, as Vice President and General Manager of Flow Solutions Division North America from 1999 to 2000 and as Vice President of Marketing and Technology for Flow Solutions Division from 1997 to 1999. Mr. Ferguson retired from Flowserve Corporation in 2012.

We believe Mr. Ferguson’s qualifications to serve on the Company’s board of directors include his considerable global business and leadership experience serving as an executive officer of a public company, his domestic and international strategic experience both in the industries in which AZZ operates, and his track record for helping businesses achieve exponential growth, both organically and through acquisitions in the global marketplace.

KEVERN R. JOYCE
Age: 73 Director Since: 1997 Chairman of the Board: 2013-2019	Board Committees: • Nominating and Corporate Governance Committee

Kevern R. Joyce formerly served as senior advisor to ZTEK Corporation, an energy technology company, from 2003 to 2006 and has served as a director since 1993. Mr. Joyce was President, Chief Executive Officer and Chairman of Texas New Mexico Power Company, an electric service company, from 1994 to 2001, and served as a senior advisor until 2003. Mr. Joyce is a consultant to and investor in various companies.

We believe Mr. Joyce’s qualifications to serve on the board of directors include his considerable business and leadership experience, his finance and accounting knowledge, and specifically his experience in the electrical power generation industry, where he previously served as the Chief Executive Officer of a publicly held electrical utility company.

VENITA MCCELLON - ALLEN
Age: 60 Director Since: 2016	Board Committees: • Audit Committee • Compensation Committee

Venita McCellon – Allen formerly served as the President and Chief Operating Officer of Southwestern Electric Power Company (“SWEPCO”), a subsidiary of American Electric Power Company, Inc. (“AEP”), a public utility holding company which engages in the generation, transmission, and distribution of electricity for sale to retail and wholesale customers, and held such office from 2010 to 2018. Previously, she served as Executive Vice President – AEP Utilities East from 2009 to 2010 and Executive Vice President – AEP Utilities West from 2006 to 2009. From 2004 to 2006, Ms. McCellon-Allen served as Senior Vice President Shared Services of AEP responsible for information technology, supply chain management and human resources. From 2000 to 2004, she served as Senior Vice President - Human Resources for Baylor Health Care System, a diversified health care holding company. From 1995 to 2000, Ms. McCellon-Allen held various leadership roles at Central and South West Corp. (“CSW”), in operations, customer service, strategic planning and human resources. During 1997 to 2000, Ms. McCellon-Allen led CSW's merger integration with AEP. In her last position at CSW, she served as Senior Vice President for Corporate Development and Customer Service.

We believe Ms. McCellon-Allen’s qualifications to serve on the board of directors include her considerable business and executive level leadership experience in operations, corporate governance, external affairs, regulatory matters, merger integration, talent development and executive compensation all within and outside of the energy industry.

ED MCGOUGH
Age: 59 Director Since: 2017	Board Committees: • Compensation Committee (Chairman) • Nominating and Corporate Governance Committee

Ed McGough has served as the Senior Vice President of Global Manufacturing and Technical Operations at Alcon Laboratories, Inc. (“Alcon”), since 2008. Alcon is the global leader in eye care developing, manufacturing and distributing innovative medical devices for eye care needs. Mr. McGough joined Alcon in 1991 as a Manager of Quality Assurance and Regulatory Affairs in Alcon’s Pennsylvania facility. He has held various other leadership positions at Alcon in both Fort Worth, Texas and Puerto Rico, including: Director of Quality Assurance from 1992 to 1994; Director of Operations from 1994 to 1996; Director of Manufacturing from 1996 to 2000; and Vice President and General Manager of Manufacturing in Fort Worth, Texas and Houston, Texas from 2000 to 2006. Following these roles, he served as Vice President, Manufacturing, Pharmaceutical Operations, responsible for Alcon’s pharmaceutical plants in the United States, Brazil, Mexico, Spain, Belgium and France. Prior to joining Alcon, Mr. McGough served in various quality engineering and management roles with Baxter Healthcare Corporation from 1983 to 1991.

We believe Mr. McGough’s qualifications to serve on the board of directors include (i) his executive level leadership and international experience in global manufacturing, distribution and global supply chain; and (ii) his experience with the integration of acquired medical device companies into Alcon, which aligns well with our Company's long term acquisition strategy.

STEVEN R. PURVIS
Age: 55 Director Since: 2015	Board Committees: • Audit Committee • Nominating and Corporate Governance Committee

Steven R. Purvis is a Principal of Luther King Capital Management (“LKCM”). He joined the firm in 1996 as Director of Research, became Co-Manager on the Small Cap Strategy in 1998 and Lead Manager in 2000. Mr. Purvis currently serves as a Portfolio Manager responsible for small cap and small mid-cap public equity focused investment portfolios. In addition to his public markets experience, he has also led and participated in many venture capital, private equity and real estate investments. He has been a Principal of LKCM since 2004 and a Trustee to the LKCM Funds since 2013. Prior to joining LKCM, Mr. Purvis served as a Senior Analyst to Roulston Research from 1993 to 1996 and also served as a Research Analyst at Waddell & Reed, Inc. from 1990 to 1993.

We believe Mr. Purvis’s qualifications for serving on the board of directors includes his distinguished career as a portfolio manager in the public equity markets with a focus on small to mid-cap companies, experience in analyzing corporate strategy and investment decisions across multiple industries and his ability to add an additional layer of financial analytics to the board’s deliberations.

Our board of directors, acting through the nominating and corporate governance committee ensures the Company’s board has diverse professional expertise, strong skills and qualifications. The board believes that the collective combination of backgrounds, skills and experience levels of its members has produced a board that is well equipped to exercise independent and robust oversight responsibilities for AZZ’s shareholders and to help guide the Company’s management team in achieving AZZ’s long-term strategic objectives.

MATTERS RELATING TO CORPORATE GOVERNANCE, BOARD STRUCTURE,
DIRECTOR COMPENSATION AND STOCK OWNERSHIP

Corporate Governance

The board of directors believes that strong corporate governance is a prerequisite to the continued success of the Company. The board of directors has adopted formal, written Corporate Governance Guidelines designed to strengthen AZZ’s corporate governance. Among other things, the guidelines contain standards for determining whether a director is independent, based upon the independence requirements of the New York Stock Exchange (the “NYSE”). The nominating and corporate governance committee is responsible for overseeing and reviewing the Company's Corporate Governance Guidelines and Code of Conduct at least annually and recommending any proposed changes to the full board of directors for its approval. During the year, the board of directors amended the Company’s Code of Conduct applicable to all of our directors, officers and employees, to provide greater emphasis and clarity of evolving legal and regulatory requirements and best practices. The Corporate Governance Guidelines, Code of Conduct and charters for the audit, compensation and nominating and corporate governance committees are available on the Company’s website at www.azz.com, under the heading “Investor Relations — Corporate Governance.”

You may also obtain a copy of these documents by making a request to:

AZZ Inc.
Investor Relations
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, TX 76107
Telephone: 817-810-0095
Fax: 817-336-5354
Email: info@azz.com

Corporate Responsibility and Sustainability

AZZ is committed to growing its business in a sustainable and socially responsible manner. We have organized our sustainability efforts using a framework that focuses on environmental stewardship, social responsibility and corporate governance (“ESG”) and integrated our sustainability strategy and initiatives into our overall business strategy. In November 2019, we formed a Sustainability Council with members selected based on their knowledge of sustainability issues and functional expertise to the AZZ business, who are focused on integrating sustainability into our operations and company culture. The board’s nominating and corporate governance committee provides oversight to the Sustainability Council and to AZZ’s ESG policies and sustainability practices. As part of our commitment towards good corporate responsibility, we have adopted a Vendor Code of Business Conduct, Environmental Health and Safety Policy and a Human Rights Policy, all of which are available online at www.azz.com/corporate-social-compliance.

We believe that investing in our people, in our communities in which we live and work, and in operating our business sustainably will drive long-term value for AZZ and its shareholders. We are committed to continuously improving our sustainability practice. We strive to improve the efficiency of our operations, focus on increased energy and resource efficiency, lower greenhouse gas emissions, reduce water consumption, conserve natural resources and offer products and services with superior sustainability attributes that meet or exceed our customer’s needs.

Shareholder Engagement

We believe that maintaining an active dialogue with our shareholders is important to our commitment to deliver sustainable, long-term value to our shareholders. Our CEO and members of our executive management team regularly engage with shareholders on various topics, including business initiatives and results, strategy and capital allocation. During fiscal year 2020, we conducted quarterly investor relations conference calls and participated in numerous investor road shows to address questions and provide perspective on the strategic direction of our Company. The feedback we receive from our shareholders provides the board of directors with insights into the scope of topics important to our shareholders.

Director Independence

It is our policy that the board of directors will at all times consist of a majority of independent directors. AZZ recognizes the importance of having an independent board of directors that is accountable to both AZZ and its shareholders. In addition, all members of the audit committee, compensation committee and nominating and corporate governance committee must be independent. To be considered independent, a director must satisfy the independence requirements established by the NYSE and the Securities and Exchange Commission (the “SEC”). The board of directors will consider and apply all facts and circumstances relating to each director in determining independence. The board of directors has determined that all of the current members of the board of directors have no material relationship with the Company and are independent within the meaning of the Company’s Corporate Governance Guidelines and Section 303A.02 of the NYSE Listed Company Manual, except for Thomas E. Ferguson. Mr. Ferguson is employed as the Company’s president and chief executive officer ("CEO"). Mr. Pirnat, who served with distinction on our board since 2014, passed away in February 2020. He was independent during his fiscal year 2020 tenure on our board.

New Director Orientation

The nominating and corporate governance committee is responsible for overseeing the Company's new director orientation program. The new director orientation program enables new members of the board to quickly become active, knowledgeable and effective board members. The Company's chief legal officer and secretary is responsible for administering the program and reporting to the nominating and corporate governance committee the status of the orientation process with respect to each new director. Orientation includes a visit to the Company's corporate headquarters for a personal comprehensive briefing by senior management on AZZ's strategic plans, significant financial, accounting and risk management, compensation practices, as well as the Company's policies, procedures and responsibilities of the board and its committees.

Continuing Director Education

AZZ encourages continuing director education for its board members to keep current on relevant developments in business, corporate governance and various issues pertaining to AZZ and the industries in which it participates. The Company provides continuing director education through individual speakers who make relevant presentations in connection with in-person board meetings. The Company's corporate secretary monitors pertinent developments in director education and recommends certain relevant outside programs for the board members to attend. The nominating and corporate governance committee reviews the director education process to ensure the continuing education provided remains relevant and helpful.

Directors’ Attendance at Board and Committee Meetings and at the Annual Meeting of Shareholders

Our board of directors met seven times during fiscal year 2020. Although we have no formal policy on the matter, all directors are encouraged to attend, and typically have attended, our annual meeting of shareholders. All of our directors attended the 2019 Annual Meeting of Shareholders .

All of the Company’s directors attended 100% of the total number of board meetings and meetings of the committees of the board on which the director served during fiscal year 2020.

Board Committees
The board of directors has established three standing board committees, the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee is governed by a charter that is reviewed annually and revised as deemed necessary. A copy of each charter is available on the Company’s website at www.azz.com under the heading “Investor Relations − Corporate Governance.” Mr. Ferguson does not serve on any board committees. Board committee membership for fiscal year 2020 is set forth below.

AUDIT COMMITTEE
Committee Members: Daniel E. Berce* (Chairman), Paul Eisman, Venita McCellon-Allen, Stephen E. Pirnat*(1) and Steven R. Purvis*

Committee Functions

• Oversees the Company’s accounting, auditing, financial reporting, systems of internal controls regarding finance and accounting and corporate finance strategy;
• Directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm;
• Pre-approves all auditing services and permitted non-audit services to be performed for the Company by its independent auditor;
•    Reviews and discusses with management (i) the guidelines and policies that govern the processes by which the Company assesses and manages its exposure to risk; and (ii) the Company’s major financial and other risk exposures and the steps management has taken to monitor and control such exposures;

• Meets regularly in executive session with the Company’s management, internal and independent auditors; and
• Reviews and approves any proposed related-party transactions consistent with the Company’s policy regarding such transactions and reports any findings to the full board.
(1) Mr. Pirnat served on the Audit Committee until his death in February 2020.
Independent Members: 5
*Financial Experts: 2
FY2020 Audit Committee Meetings Held: 9

COMPENSATION COMMITTEE
Committee Members: Ed McGough (Chairman), Daniel E. Berce, Paul Eisman, Daniel R. Feehan, and Venita McCellon-Allen

Committee Functions

• Establishes, oversees and adjusts the Company’s incentive-based compensation plans, sets compensation for our CEO and approves compensation for the other executive officers;
• Reviews and discusses with management the Compensation Discussion & Analysis to be included in the Company’s annual report and proxy statement;
•    Reviews and approves employment agreements, severance agreements or other significant matters relating to the Company’s CEO and other executive officers, including the annual performance review of the CEO;

•    Assists the board in its oversight of the development, implementation and effectiveness of our policies and strategies relating to our human ca;ital management function, (including: recruiting, retention, career development, management succession and diversity and employment practices);

• Reviews with management and recommends to the board changes in the Company’s compensation structure and programs and its competitiveness as an employer; and
•    Administers the Company’s Compensation Recovery Policy allowing AZZ to recoup incentive based compensation paid to applicable officers and employees in the event of a financial restatement or misconduct.

Independent Members: 5
FY2020 Compensation Committee Meetings Held: 6

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members: Daniel R. Feehan (Chairman), Kevern R. Joyce, Ed McGough, Stephen E. Pirnat(1) and Steven R. Purvis

Committee Functions

• Identifies potential individuals qualified to become members of the board consistent with criteria approved by the board;
• Recommends director candidates to the board for election at the annual meetings of shareholders or to fill vacancies pursuant to the Company’s Bylaws;
• Recommends director nominees to the board for each board committee and the chairman of the board;
• Responsible for establishing and overseeing AZZ’s Corporate Governance Guidelines, Code of Conduct and the director nomination process;
• Provides oversight of AZZ's environmental, social and governance ("ESG") policies and sustainability practices that are of significance to AZZ and its shareholders;
• Regularly reviews and makes recommendations to the board regarding director compensation; and
• Leads an annual process for evaluating the performance of the board as a whole and each of the board committees and report its findings and recommendations to the board.
(1) Mr. Pirnat served on the Nominating and Corporate Governance Committee until his death in February 2020.
Independent Members: 5
FY2020 Nominating and Corporate Governance Committee Meetings Held: 4

The following table identifies the current board committee membership:

Director	Nominating and Corporate Governance Committee	Audit Committee	Compensation Committee
Daniel E. Berce
Paul Eisman
Daniel R. Feehan*
Kevern R. Joyce
Venita McCellon-Allen
Ed McGough
Steven R. Purvis

Member
Chair

* Chairman of AZZ's Board of Directors

Strategic Planning

The board has oversight responsibility for management's establishment and execution of corporate strategy and meets with senior management to discuss and approve the Company's strategic plans, financial goals, capital spending and other factors critical to successful performance. The Company's executive management team provides quarterly reports to the board on the progress of its objectives and strategies. During board meetings, directors review key issues, financial performance, market indicators and the status of various acquisition opportunities. The CEO communicates regularly with the board on important business issues, opportunities and developments.

Meetings of Independent Directors without Management Present

To empower our independent directors to provide effective oversight of management, our independent directors meet at regularly scheduled executive sessions without members of AZZ’s management present. The independent directors met without management present seven times during the last fiscal year. Executive sessions ordinarily are held in conjunction with quarterly scheduled board meetings. Mr. Feehan, as our independent chairman of the board of directors, presides over these meetings.

Board Leadership Structure

The board of directors has flexibility under its governance guidelines to select an appropriate leadership structure. The board of directors believes that it is preferable for one of its independent, non-employee members to serve as chairman because it places an independent director in a position of leadership on the board which it believes adds value to AZZ’s shareholders by facilitating a more efficient exercise of the board’s fiduciary duties. We believe the separation of the chairman and the chief executive officer positions allows the non-employee chairman to provide support and advice to the chief executive officer, reinforcing the reporting relationship and accountability of the chief executive officer to the board. The board of directors further believes this structure is appropriate given that the chief executive officer has the day-to-day responsibility to run the Company and the chairman of the board has the responsibility to lead and coordinate the functions of the board of directors. The non-employee directors appoint the non-management chairman of the board of directors. The duties of the board chairman are to:
•    Preside at board meetings;
•    Preside at executive sessions or other meetings of the non-employee directors;

•	Recommend the retention of any consultants, legal, financial or other professional advisors who are to report directly to the board of directors;
•    Consult with management as to the agenda items for board and committee meetings; and

•	Coordinate with committee chairs in the development and recommendations regarding board and committee meeting schedules.

The board of directors believes its leadership structure not only provides for strong independent leadership, but also is in the best interests of the Company’s shareholders given that it effectively positions the chief executive officer as the Company’s leader and permits him to focus his entire energies on the daily management of the business operations. The board of directors understands that its current approach to leadership structure may evolve over time as circumstances may change. Consequently, the board of directors annually re-examines its corporate governance policies and leadership structure to ensure that they continue to meet the Company’s needs and strategic objectives.

The board of directors believes that AZZ’s Bylaws and Corporate Governance Guidelines help ensure that effective and independent directors will continue to play the central oversight role necessary to maintain the Company’s commitment to the highest quality corporate governance. Under AZZ’s Bylaws and Corporate Governance Guidelines, the board maintains the following long standing practices, in addition to those described above:

DIRECTORS STAND FOR ELECTION ANNUALLY BY MAJORITY VOTE
Pursuant to AZZ’s Bylaws, all members of its board of directors are elected annually. Our Bylaws require that we use a majority voting standard in which a director nominee must receive more votes cast “For” than “Against” in order to be elected.

OUR NON-EMPLOYEE DIRECTORS HOLD REGULAR EXECUTIVE SESSIONS	AZZ’s non-employee directors meet in executive session at each regularly scheduled in person board meeting without management present
BOARD MEMBERS MAY SUBMIT AGENDA ITEMS AND INFORMATION REQUESTS
Each board member may request items to be placed on the agenda for board meetings, raise subjects that are not on the agenda for that meeting or request information that has not otherwise been provided during the meeting. Additionally, the chairman of the board reviews and approves all board meeting schedules and agendas and consults with the CEO regarding other information sent to the board in connection with board meetings or other board action items.

BOARD MEMBERS HAVE COMPLETE ACCESS WITH MANAGEMENT
Each board member has complete and open access to any member of the Company’s management team and to the chairman of each board committee for the purpose of discussing any matter related to the work of such committee.

BOARD MEMBERS MAY REQUEST SPECIAL BOARD MEETINGS	Special meetings of the board may be called by the chairman of the board or the Company’s CEO or Secretary at the request of any board member.
THE BOARD OR ANY BOARD COMMITTEE MAY RETAIN INDEPENDENT ADVISORS	The board and each board committee has the authority at any time to retain independent auditors, legal, financial and other advisors as they deem appropriate.

Annual Board and Committee Self-Assessments

The board believes it is important to annually evaluate the performance of the board and its committees and to solicit and act upon feedback received from directors. It is important that the board and its committees are performing effectively and in the best interests of the Company and its shareholders. As part of the board’s self-assessment process, directors consider various topics related to board composition, structure, effectiveness and responsibilities, as well as the overall mix of director skills, experience and backgrounds. The board also considers its performance as well as that of its committees from time to time throughout the year and shares relevant feedback with management.

Initiation of Process	>
A list of potential topics are circulated by the chairman of the board to the directors for consideration in advance of the board’s self-assessment discussion. Committee chairs follow a similar process for their respective committees.

Discussion	>	The chairman of the board meets with the board to gather their views and obtain feedback. Committee chairs lead their respective committee discussions during executive session.
Follow-Up	>
The chairman of the board shares a summary of the board results which addresses any requests or enhancements in practices that may be applicable to the board or management. Committee chairmen report on their respective self-assessments to the full board.

The Role of the Board in Succession Planning

The board believes effective succession planning to select successors to the chairman of the board, the chief executive officer and other members of the Company's executive management team is important to the Company's continued success. The compensation committee, in consultation with the chairman of the board and chief executive officer, annually reports to the board on the Company's executive management succession planning process. The board periodically reviews and discusses with the compensation committee, the chairman of the board and the chief executive officer during executive sessions potential successors to the chief executive officer and other members of the Company's executive management team. Through this process, the board receives information that includes qualitative evaluations of potential successors to the chief executive officer and other senior executives. Each board member has open access to any member of the executive management team. AZZ believes this enhances the board's oversight of succession planning. The chairman of the board and the chief executive officer periodically provide to the board their recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

The Board’s Role in Risk Oversight

The Company’s board of directors has overall responsibility for the effective oversight of risk, whether financial, operational or strategic. This oversight function necessarily focuses on the most significant risks facing the Company and is deemed an important priority by the board of directors. The board of directors does not attempt to view in isolation the risks applicable to the Company's business, but tries to manage risk holistically and as a proper component of the Company’s short-term and long-term strategy. The board of directors does not believe it is possible, nor even desirable, to eliminate all business risk. Rather, reasonable and calculated risk-taking by management is deemed appropriate and necessary for the Company to remain competitive and successful in its industries.

While the board of directors generally oversees risk management, the responsibility for daily management of these risks resides with the Company’s chief executive officer and other members of the executive management team who are responsible for the ongoing assessment and management of Company risks, including risks relating to: operations; governance; implementing strategic growth initiatives; integrating acquisitions into the Company’s operations; and the Company’s public company compliance programs; financial reporting and public disclosure. The Company has established robust internal processes and controls for identifying and managing risk, including comprehensive internal and external audit processes. These processes have been designed to allow management to effectively identify and manage risks and to timely communicate the results of such activities to the board of directors. Management routinely communicates with the board of directors, its committees and individual directors, as appropriate, regarding various risks. All directors have direct and open access to the Company’s executive officers and other members of the management team. As a result, throughout the year, the board of directors and its committees communicate with each other and with management. The Company’s strategic and operational risk are presented and regularly discussed with the board of directors during the chief executive officer’s quarterly operational report. The Company’s financial and operating results are specifically addressed during the presentations at each board meeting. The board of directors also weigh additional risks when considering specific actions proposed by management.

In addition to the presentation of information to the full board of directors, the board has delegated responsibility for the oversight of certain risks to the proper board committees. These committees regularly meet and report to the full board of directors at each board meeting. In particular:

•
The audit committee oversees the integrity of the financial statements of the Company, the independent auditor's qualifications and independence, the performance of the Company's internal audit function and independent auditors; and the Company’s compliance with legal and regulatory requirements. Complaints and concerns relating to AZZ’s accounting matters should be communicated to the audit committee. Any such communications may be made on an anonymous basis. Any concerns or complaints may be reported to the audit committee through a third-party vendor, NAVEX Global Inc., which has been retained by the audit committee for this purpose. The AZZ Alertline may be accessed toll-free at 1 (855) 268-6428 or via the website at https://azz.alertline.com. Outside parties, including customers, vendors, suppliers or shareholders may bring issues regarding accounting matters to the attention of the audit committee by writing to the Chairman of the Audit Committee, AZZ Inc., 3100 West 7th St., Suite 500, Fort Worth, TX 76107. All complaints and concerns will be reviewed under the direction of the audit committee and oversight provided by the chief legal officer and other appropriate persons as determined by the audit committee.

•
The compensation committee oversees the risks relating to the Company’s compensation philosophy and programs and generally evaluates any potential effect the Company’s compensation structure may have on management risk taking. The compensation committee reviews the recommendations of the Company’s management regarding adjustments to the Company’s executive compensation programs. The compensation committee has retained and regularly meets with Meridian Compensation Partners, LLC ("Meridian"), its independent executive compensation consultant, which assists the compensation committee in evaluating the Company’s compensation programs and adherence to the philosophies and principles as discussed under “Executive Compensation – Compensation Discussion and Analysis.” The compensation committee also monitors risks relating to the overall management and organizational structure, as well as succession planning at the executive officer and key leadership levels.

•
The nominating and corporate governance committee provides oversight on the composition of the board of directors and it’s committees and provides leadership to the board in maintaining best corporate practices in the Company’s corporate governance principles and practices. Many of our corporate policies are summarized in the Company's Code of Conduct, including our policies regarding conflict of interest, insider trading, related- party transactions, environmental health and safety, human rights, confidentiality and compliance with laws and regulations applicable to the way the Company conducts its business. All officers, directors, employees and representatives are required to acknowledge and agree to be bound by the Code of Conduct and are subject to disciplinary action, including termination, for violations. The Code of Conduct and the Vendor Code of Business

Conduct are published on our website at www.azz.com under the heading “Investor Relations.” Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code of Conduct requiring disclosure under applicable SEC rules will be disclosed on our website. Under our Code of Conduct, directors, officers and employees are expected to report any violation or waiver of any provision of the Code of Conduct to the Company's chief legal officer. Anyone may report matters of concern to the AZZ legal department through our anonymous, confidential toll-free AZZ Alertline at 1 (855) 268-6428, online at https://azz.alertline.com, or by writing to the Chief Legal Officer, AZZ Inc., 3100 West 7th St., Suite 500, Fort Worth, TX 76107.

As indicated above, the board of directors’ proper role is risk oversight as opposed to the day-to-day management of risks, which is the focus and the responsibility of the Company’s management team. The board of directors believes this division of responsibility provides an effective means for addressing the full spectrum of risks applicable to the Company. Furthermore, the board of directors believes that its leadership structure, with an independent, non-management chairman of the board of directors and of each committee, supports its risk oversight function.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers, greater than 5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single calendar year. The policy provides that the audit committee review transactions subject to the policy and determines whether or not to approve or ratify such transactions. In doing so, the audit committee takes into account, among other factors it deems appropriate, (i) whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances; (ii) the extent of the related person’s interest in the transaction, including the risks that could result therefrom; and (iii) whether the transaction impairs independence.

During fiscal year 2020, the Company did not enter into any transactions with any of its officers, directors or shareholders owning 5% or more of our common stock or any immediate family members of such persons in which the amount involved exceeded $120,000.

DIRECTOR COMPENSATION

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the board of directors. In setting director compensation, the nominating and corporate governance committee considers the significant amount of time that directors contribute in fulfilling their duties to the Company and the skill level required for members of the board of directors.

Set forth below is a summary of the components of compensation payable to non-employee directors for board and board committee service for fiscal year 2020. Mr. Ferguson, while serving as an executive officer of the Company, did not receive any compensation for his service as a director.

Cash Compensation. The table below shows cash compensation fees payable to the non-employee directors of the Company for fiscal year 2020:

Service	Fee Amount
Annual Retainer for Board Service	$65,000
Annual Retainer for Board Chairman Service	$60,000
Annual Audit Committee Chairman Retainer	$3,000
Annual Audit Committee Member Retainer	$5,000
Annual Compensation Committee Chairman Retainer	$2,000
Annual Nominating and Corporate Governance Committee Chairman Retainer	$1,500

The annual retainers described above were paid quarterly at the end of each fiscal quarter of the Company. All members of the board of directors are reimbursed for reasonable costs and expenses incurred in attending board and committee meetings.

On October 3, 2019, upon the recommendation of the nominating and corporate governance committtee, the board approved the following changes to cash compensation fees, which became effective and payable to the non-employee directors of the Company for fiscal year 2021:

Service	Fee Amount
Annual Retainer for Board Service	$70,000
Annual Retainer for Board Chairman Service	$60,000
Annual Audit Committee Chairman Retainer	$10,000
Annual Audit Committee Member Retainer	$5,000
Annual Compensation Committee Chairman Retainer	$5,000
Annual Nominating and Corporate Governance Committee Chairman Retainer	$1,500

Equity-Based Compensation. In addition to the cash compensation for fiscal year 2020 described above, on July 9, 2019 each non-employee director also received AZZ common stock under the Company’s 2014 Long Term Incentive Plan, as amended (the “2014 Plan”) having a $100,000 fair market value on the date of grant. The grant date for the annual director equity grant is targeted for the date of the annual meeting of shareholders each year. On October 3, 2019, the board approved an increase in the fair market value of the annual director equity grant to $105,000 for fiscal year 2021.

Director Summary Compensation Table. The table below sets forth total compensation paid to our non-employee directors for their service during fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

Daniel E. Berce(2)	$72,908	$100,000	$172,908

Paul Eisman	$70,000	$100,000	$170,000

Daniel R. Feehan(2)	$121,557	$100,000	$221,557

Kevern R. Joyce(2)	$70,682	$100,000	$170,682

Venita McCellon-Allen(2)	$69,538	$100,000	$169,538

Ed McGough(2)	$66,815	$100,000	$166,815

Stephen E. Pirnat(3)	$66,154	$100,000	$166,154

Steven R. Purvis	$70,000	$100,000	$170,000

(1)
Eligible directors received an annual equity grant of common stock of the Company having a $100,000 fair market value at the time of grant, on the date of the annual meeting of shareholders, which was July 9, 2019. The equity values in this column for the fiscal year ended February 29, 2020 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for stock awards granted to each of the non-employee directors under the 2014 Plan. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended February 29, 2020, included in the Company’s Annual Report on Form 10-K.

(2)	The amounts reported have been pro-rated due to a rotation in committee and chairperson responsibilities, effective April 4, 2019.
(3)	All amounts reported for Mr. Pirnat are as of the date of his death on February 9, 2020.

NON-EMPLOYEE DIRECTOR STOCK OWNERSHIP GUIDELINES

Under the Company’s stock ownership guidelines, non-employee directors are expected to accumulate within five (5) years of joining the board of directors, shares of AZZ’s common stock equal in value to at least five (5) times the amount of their annual cash retainer (currently valued at $325,000). As of February 29, 2020, all non-employee directors were in compliance with the minimum requirement of the stock ownership guidelines, except for Mr. McGough who continues to work towards acquiring his target level within five (5) years from his respective date of being appointed to the board of directors. On average, AZZ's non-employee directors hold AZZ common stock with a market value of three and a half times more than the required annual cash retainer, reflecting their commitment to shareholder value creation.

PROCEDURES FOR COMMUNICATING WITH DIRECTORS

The board of directors has established a process by which shareholders can send communications to the board. Interested parties would use the same method as shareholders to communicate directly with the chairman of the board of directors or with non-employee directors as a group. Shareholders and interested parties may send written communications to one or more members of our board of directors at the address noted below:

Mr. Daniel R. Feehan
Chairman of the Board
AZZ Inc.
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107

Generally, we distribute communications to the board of directors or to any individual director, as appropriate, depending on the subject matter, facts and circumstances outlined in the communication. We will not distribute communications that are not related to the duties and responsibilities of the board of directors, including:

• spam;
• junk mail and mass mailings;
• product or service inquiries or complaints;
• new product or service suggestions;
• resumés and other forms of job inquiries;
• surveys; and
• business solicitations or advertisements.

In addition, we will not distribute unsuitable material to our directors, including material that is unduly hostile, threatening or illegal, although any communication that is screened as described above will be made available to the directors.

DIRECTOR NOMINATION PROCESS

The board is responsible for recommending director candidates for election by the Company's shareholders and for electing directors to fill vacancies or newly created directorships. The board has delegated the screening and evaluation process for director candidates to the nominating and corporate governance committee who identifies, evaluates and recruits highly qualified director candidates and recommends them to the board.

Board Member Qualification Criteria

The nominating and corporate governance committee seeks director nominees with the skills and experience needed to properly oversee the interests of the Company. The committee carefully evaluates each perspective candidate to ensure that he or she possesses the experience, qualifications, attributes and skills considered by the nominating and corporate governance committee necessary for an effective board member (the "Board Member Qualification Criteria"). In evaluating board member nominees, the crucial qualities considered by the committee include, among other things:

• relevant industry knowledge and diversity of background and experience;
• practical wisdom and mature judgment;
• personal and professional demonstration of ethics, integrity and professionalism; and
• willingness to represent the best interests of shareholders and objectively appraise management's performance.

The nominating and corporate governance committee also believes that the board of directors should be composed of individuals who have achieved a high level of distinction in business and who possess one or more of the following specific qualities or skills:

• chief executive officer, chief financial officer or other executive level experience;
• financial and accounting expertise;
• corporate governance experience;
• mergers and acquisitions experience;
• general domestic and global knowledge of the electrical and industrial products industry, metal coatings services or the highly engineered welding services industry;
• international experience; and
• strategic planning and oversight expertise.

The nominating and corporate governance committee does not have a formal policy regarding the consideration of diversity in identifying director nominees, though diversity is always considered, among many other factors, with a broad view toward the needs of the entire board of directors. When identifying and recommending director nominees, the nominating and corporate governance committee views diversity expansively to include, without limitation, race, gender, national origin, differences of viewpoint, professional experience, education, specialized skills and other qualities or attributes that can contribute to the board’s effectiveness. The nominating and corporate governance committee believes that including diversity as one of the many factors considered in selecting director nominees is consistent with the nominating and corporate governance committee's goal of creating a diverse board of directors that best serves the needs of the Company and the interests of its shareholders.

Internal Process for Identifying Candidates

Members of the nominating and corporate governance committee or other AZZ directors or executive officers may, from time to time, identify potential candidates for nomination to our board of directors. All proposed nominees, including candidates recommended for nomination by shareholders in accordance with the procedures described below, will be evaluated in light of the Board Member Qualification Criteria and the projected needs of the board of directors at the time. The nominating and corporate governance committee may also retain a search firm from time to time to assist in identifying potential candidates for nomination to the board of directors. The search firm’s responsibilities may include identifying and evaluating candidates believed to possess the qualities and characteristics set forth in the Board Member Qualification Criteria, providing background information on potential nominees and interviewing and screening nominees if requested to do so by the nominating and corporate governance committee.

Board Composition and Ongoing Refreshment

The board of directors understands the importance of board refreshment, and strives to maintain an appropriate balance of tenure, turnover, diversity and skills on the board. The board also believes that new perspectives and ideas are critical to a forward looking and strategic board, but must be balanced with the valuable experience and continuity that longer serving directors provide. Ensuring the board is composed of directors who bring diverse viewpoints and perspectives, exhibit a variety of skills, professional experience and backgrounds, and effectively represent the long term interests of our shareholders, is a top priority.

At the end of 2014, the board of directors began a refreshment process consisting of the following goals:

•	To add members with significant international experience;

•	To add members with engineering and industrial manufacturing expertise;

•	To provide for a smooth transition over time while reducing the average age and tenure of the board;

•	To expand the board size so that no member served on more than two committees;

•	To add diversity and strength to the board through race, gender, national origin, differences in education, and professional experience; and

•	To gradually add members to the board over the next several years and maintain board stability and culture during the refreshing process.

The Company’s Corporate Governance Guidelines require that a non-employee director having attained the age of 75 during his or her term, shall retire at the end of that term. The board of directors does, however, have the discretion to waive this requirement if individual circumstances indicate that a waiver would be in the best interests of the Company. When the board began its refreshment process, it was comprised of members having an average age of 68 years and an average tenure of 16 years. Currently, the board nominees have an average age of 63.6 years with an average tenure of 10.7 years.

FOUR NEW, HIGHLY QUALIFIED DIRECTORS HAVE JOINED THE AZZ BOARD IN THE PAST FIVE YEARS.

Shareholder Recommendations for Directors

The nominating and corporate governance committee will consider candidates recommended by shareholders for election to our board of directors. A shareholder who wishes to recommend a candidate for evaluation by the nominating and corporate governance committee should forward the candidate’s name, business or residence address, principal occupation or employment and a description of the candidate’s qualifications to the chairman of the nominating and corporate governance committee, in care of the corporate secretary, AZZ Inc., One Museum Place, 3100 West 7th Street, Suite 500, Fort Worth, Texas 76107. In addition, the corporate secretary must receive the request for consideration and all required information no later than 5:00 p.m., local time, on January 20, 2021.

Proposals should be sent via registered, certified or express mail. The corporate secretary will send properly submitted shareholder recommendations to the chairman of the nominating and corporate governance committee.

In order for a candidate proposed by a shareholder to be considered by the nominating and corporate governance committee for inclusion as a board nominee at the 2021 Annual Meeting of Shareholders, the candidate must meet the Board Member Qualification Criteria described above and must be expressly interested and willing to serve as an AZZ director. Individuals recommended to the nominating and corporate governance committee by shareholders in accordance with the procedures described above will be evaluated by the nominating and corporate governance committee in the same manner as individuals who are recommended through other means.

Shareholder Nominations of Directors

Article III, Section 3.08 of our Bylaws also permits a shareholder to propose a candidate at an Annual Meeting of Shareholders who is not otherwise nominated by the board of directors through the process described above if the shareholder complies with the advance notice, information and consent provisions contained in the Bylaws. To comply with the advance notice provision of the Bylaws, a shareholder who wishes to nominate a director at the 2021 Annual Meeting of Shareholders must provide AZZ written notice no earlier than March 7, 2021 and no later than April 6, 2021. You may also contact the Company’s corporate secretary to obtain the specific information that must be provided with the advance notice.

Nominees for Election at the 2020 Annual Meeting

AZZ received no recommendations for nominees for election to the board of directors at our 2020 Annual Meeting of Shareholders by shareholders or groups of shareholders owning more than 5% of our common stock.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table indicates the ownership on April 30, 2020, of AZZ’s common stock (which is our only class of stock outstanding) by each director and each named executive officer listed in the Summary Compensation Table provided on page 58, and all directors and executive officers of the Company as a group. Beneficial ownership means that the individual has voting or investment power with respect to the shares of AZZ’s common stock or the individual has the right to acquire shares of AZZ common stock within 60 days of April 30, 2020. Unvested RSUs and PSUs are not included to the extent they will not definitively vest within 60 days of April 30, 2020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock Outstanding	Shares of Unvested RSUs Included in Total that Vest Within 60 Days of 4/30/2020
Daniel E. Berce	64,871	*
Paul Eisman	10,628	*
Daniel R. Feehan	66,621	*
Paul W. Fehlman	16,295(2)	*	3,509
Thomas E. Ferguson	90,946(3)	*	10,505
Gary Hill	7,168	*	1,949
Kevern R. Joyce	63,420(4)	*
Kenneth Lavelle	2,554	*	1,949
Tara D. Mackey	8,666(5)	*	2,339
Venita McCellon-Allen	12,628	*
Ed McGough	5,987	*
Stephen E. Pirnat	11,543(6)	*
Steven R. Purvis	9,543	*

All Current Directors and Executive Officers as a Group (17 persons)	430,394(7)	1.65%	25,627

*Indicates beneficial ownership of less than 1% of the outstanding shares of AZZ’s common stock.

(1)    Each person named in the table above has sole investment and voting power with respect to all shares of common stock shown to be beneficially owned by such person. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The percentage of voting stock held is based upon 26,155,975 shares outstanding as of April 30, 2020.

(2)    This number does not include 8,089 SARs that Mr. Fehlman has the right to exercise within 60 days of April 30, 2020. These SARs do not convert into common stock on a one-for-one basis when exercised. The SARs are settled in shares of AZZ common stock of an amount equal to the excess value of the exercise price over the grant date price. Based on the closing price of our common stock on April 30, 2020 ($31.39), no amounts would be payable with respect to the SARs.

(3)    This number does not include 66,471 SARs that Mr. Ferguson has the right to exercise within 60 days of April 30, 2020. These SARs do not convert into common stock on a one-for-one basis when exercised. The SARs are settled in shares of AZZ common stock of an amount equal to the excess value of the exercise price over the grant date price. Based on the closing price of our common stock on April 30, 2020 ($31.39), no amounts would be payable with respect to the SARs.

(4)    This number does not include 1,603 SARs that Mr. Joyce has the right to exercise within 60 days of April 30, 2020. These SARs do not convert into common stock on a one-for-one basis when exercised. The SARs are settled in shares of AZZ common stock of an amount equal to the excess value of the exercise price over the grant date price. Based on the closing price of our common stock on April 30, 2020 ($31.39), no amounts would be payable with respect to the SARs.

(5)    This number does not include 2,711 SARs that Ms. Mackey has the right to exercise within 60 days of April 30, 2020. These SARs do not convert into common stock on a one-for-one basis when exercised. The SARs are settled in shares of AZZ common stock of an amount equal to the excess value of the exercise price over the grant date price. Based on the closing price of our common stock on April 30, 2020 ($31.39), no amounts would be payable with respect to the SARs.

(6) This number represents the total shares of AZZ common stock owned by Mr. Pirnat as of the date of his death on February 9, 2020.
(7)    The number of shares of our common stock that all of our directors and executive officers own as a group (including any non-NEO executive officers). This number also includes 25,627 RSUs that will vest within 60 days of April 30, 2020 for our executive officers (including any non-NEO executive officers).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table indicates the ownership by each person who is known by us to own beneficially, as of April 30, 2020, five percent or more of our common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,056,565(1)	15.5%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,767,314(2)	10.54%

T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	1,991,988(3)	7.5%

Van Berkom & Associates Inc. 1130 Sherbrooke Street West, Suite 1005 Montreal, Quebec H3A 2M8	1,405,056(4)	5.39%

(1)
Blackrock, Inc. is the parent holding company of certain institutional investment managers, which collectively had sole voting power over 3,993,413 shares and sole investment power over all 4,056,565 shares. Information based solely on Schedule 13G/A filed with the SEC on February 4, 2020.

(2)
The Vanguard Group, Inc., a registered investment advisor, had sole voting power over 36,406; shared voting power over 7,785 shares; sole power to dispose of or to direct the disposition of 2,728,275 shares; and shared power to dispose or to direct the disposition of 39, 039 shares. Information based solely on a Schedule 13G/A filed with the SEC on February 12, 2020.

(3)
T. Rowe Price Associates, Inc., a registered broker, had sole voting power over 390,347 shares and sole investment power over all 1,991,988 shares. Information based solely on Schedule 13G/A filed with the SEC on February 14, 2020.

(4)
Van Berkom & Associates Inc., an investment management company, had sole voting and sole investment power over all 1,405,056 shares. Information based solely on the most current available Schedule 13G filed with the SEC on February 11, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC and the NYSE reports disclosing their ownership and changes in ownership of our common stock or other equity securities. Our officers, directors and greater than 10% shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, all Section 16 reporting persons complied with all Section 16(a) filing requirements during the fiscal year ended February 29, 2020, with the exception of a Form 4 filed by the Company on behalf of Mr. Hill. The untimely Form 4 was filed outside of the Section 16 filing requirement due to an administrative oversight by the Company.

PROPOSAL 2

APPROVAL OF THE SAY-ON-PAY PROPOSAL

Pursuant to federal legislation (Section 14A of the Exchange Act), AZZ provides its shareholders with a non-binding advisory shareholder vote (commonly referred to as “Say-on-Pay”) on its executive compensation program as described below in the “Compensation Discussion and Analysis” section of this Proxy Statement. Because the Say-on-Pay vote is advisory and non-binding on AZZ or the board of directors, neither AZZ nor the board of directors will be required to take any action as a result of the voting outcome. However, the vote will provide valuable information regarding investor sentiment regarding AZZ’s executive compensation program. The board of directors will review these voting results and take them into consideration when making decisions regarding AZZ’s future executive compensation philosophy, policies and practices.

AZZ requests that you support the executive compensation program. AZZ believes the information concerning executive compensation set forth in this Proxy Statement demonstrates that its executive compensation program was designed in an appropriate and conservative manner, consistent with sound corporate governance principles, to support AZZ’s short- and long-term business objectives and strategy. AZZ’s executive compensation program is closely monitored by its board of directors to ensure that the compensation program is within the range of market practices for companies of similar size and similar markets. AZZ believes its compensation program appropriately balances utilizing responsible, measured pay practices and provides appropriate incentives to the current named executive officers, and aligns their interests with those of AZZ’s shareholders with respect to the creation of long-term value for AZZ’s shareholders. Consequently, the board of directors strongly endorses AZZ’s executive compensation program and recommends that the shareholders vote in favor of such program by approving the following non-binding advisory resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative discussion.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF AZZ’S EXECUTIVE COMPENSATION PROGRAM.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
Introduction
Our goal for our executive compensation program is to attract, motivate and retain key leaders and high performance executives who provide consistent leadership and team effort to contribute to the Company’s success in dynamic and competitive markets. We seek to accomplish this goal in a way that rewards performance and aligns the long-term interests of our executives with those of our shareholders. The compensation committee of the board of directors oversees the executive compensation program, determines the compensation for our named executive officers and has responsibility for establishing, implementing and continually monitoring adherence to the Company's compensation philosophy.
Named Executive Officers
The purpose of this Compensation Discussion and Analysis is to describe the compensation committee’s compensation philosophy and approach for the Company’s chief executive officer, chief financial officer, and the three other most highly compensated paid executive officers of the Company for fiscal year 2020 (the “named executive officers” or “NEOs”). The Company’s NEOs for fiscal year 2020 are as follows:

NEOs

•	Thomas E. Ferguson – President and Chief Executive Officer

•	Paul W. Fehlman – Former Senior Vice President and Chief Financial Officer(1)

•	Tara D. Mackey – Chief Legal Officer and Secretary

•	Gary Hill – President and General Manager - Industrial

•	Kenneth Lavelle – President and General Manager - Electrical
(1) Mr. Fehlman ceased to be the Company's Senior Vice President and Chief Financial Officer on May 1, 2020, but will remain in a consulting role until May 31, 2020 as consideration of his ongoing cooperation and assistance with an orderly transition of the duties of the financial officer role.

Highlights of Financial Results for Fiscal Year 2020
The Company marked its 33rd consecutive year of profitable operations and has a record of consistent profitability and strong cash generation.
Overall sales growth in fiscal year 2020 was primarily attributable to higher selling prices and volume of steel processed in our Metal Coatings segment, an increase in electrical product sales, the satisfaction of the revenue recognition criteria for certain large international electrical projects that were booked in the prior year, and the completion of a large international refining project, resulting in:

•	an increase in AZZ's consolidated total revenue from $927 million to $1.06 billion, for the year ended February 29, 2020 as compared to the year ended February 28, 2019, an increase of 14.5%; and

•	Earnings per share declined by 6.1% to $1.84 per share for fiscal year 2020 compared to $1.96 in fiscal year 2019, on a diluted basis.
We undertook a number of initiatives during fiscal year 2020 in an effort to expand our operating synergies, to improve cost efficiencies and to expand and diversify the markets for our products and services. These initiatives included:
•the completion of four acquisitions in our Metal Coatings segment;

•a divestiture in our Energy segment;
•the completion of a large international refining project in Canada; and
•operational improvement initiatives such as additional investments in digital galvanizing systems.
We feel that the Company is well positioned for the future and continues to (i) invest in new organic growth initiatives to drive future sales; (ii) execute M&A strategies; (iii) ensure pricing discipline while managing costs; and (iv) streamline the business unit platforms to execute on the Company's strategic plan.
Highlights of Our Compensation Program
Highlights of our compensation programs for fiscal year 2020 include the following:

•
Our NEOs’ total compensation is comprised of a mix of base salary, annual short-term cash incentive compensation, long-term incentive awards and other benefits. As illustrated below, the chief executive officer’s total compensation for fiscal years 2016 through 2020 was significantly contingent upon the Company’s performance. Actual total compensation paid to Mr. Ferguson during fiscal year 2020 was higher than fiscal year 2019 as a result of an above target payout under the Company's annual cash incentive plan based on the achievement of specific annual financial operating results. For additional detail see also the section below titled "Performance-Based Incentive Compensation".

Total compensation is calculated using the same methodology as in the Summary Compensation Table. Additional detail regarding the compensation paid to our chief executive officer during fiscal year 2020 is provided in the Summary Compensation Table provided on page 58.

•
In fiscal year 2020, our NEOs received annual base salary adjustments ranging from 2% to 3.5% for their performance on the execution of several business initiatives and, with respect to certain officers, on the successful identification and evaluation of potential business acquisition targets, additional corporate responsibilities, expanding international business, product and market development initiatives and reducing corporate expenses. Mr. Ferguson had not received a base salary increase since fiscal year 2016. See also the table on page 44 regarding adjustments to the NEOs base salaries.

•
For fiscal year 2020, our NEOs continued to receive a substantial portion of their compensation in the form of equity compensation, a portion of which is at risk because the awards are tied to increasing shareholder value through return on net assets and stock appreciation performance metrics in the form of performance share units (“PSUs”) and the other portion of equity compensation being tied to time vested RSUs. The grant value of equity awards made to our NEOs in fiscal year 2020 was allocated 50% to RSUs and 50%

PSUs. The charts below show the elements of compensation that comprised the mix of total direct compensation for Mr. Ferguson and the average mix of total direct compensation for the other NEOs. The charts illustrate that approximately 78% of Mr. Ferguson’s total direct compensation and 74% of the average total direct compensation for the other NEOs was tied to the Company’s financial performance, which aligns their interests with those of the Company’s shareholders. The total direct compensation illustrated in the charts below does not include perquisites, retirement and other benefits.

Named Executive Officer	Percent of Fiscal Year 2020 Pay “At Risk”

Thomas E. Ferguson	78%
Paul W. Fehlman	68%
Tara D. Mackey	62%
Gary Hill	84%
Kenneth Lavelle	74%

•
Each of our NEOs have an employment agreement with the Company, except for Ms. Mackey. Each of our NEOs are employed at-will and are expected to demonstrate exceptional personal performance and leadership in order to continue serving as a member of the executive management team.

•	For fiscal year 2020, payments made under the Company's Senior Management Bonus Plan were above target for the NEOs aligning compensation with the Company's performance.

•
On the last day of fiscal year 2020, the three-year performance cycle for the PSUs granted to our NEOs on April 27, 2017 (the "FY2018 PSUs"), concluded. The payout on the FY2018 PSUs is determined based on the adjusted return on assets ("Adjusted ROA") achieved during the three-year performance cycle (March 1, 2017 to February 29, 2020), which was 5.6% on a target of 8.5%. As a result, award recipients were not entitled to receive a payout because the Adjusted ROA achieved did not exceed at least 75% of the target Adjusted ROA. The TSR modifier did not apply to the FY2018 PSUs. The target PSU awards, performance metrics, performance outcomes and actual shares earned under such awards are shown in the tables below:

FY2018 PSU Performance Award Metrics and Outcomes

	Threshold	Target	Maximum	Actual	TSR Performance Multiplier
Adjusted ROA (%)	6.42%	8.5%	10.625%	5.6%	N/A

FY2018 Performance Shares Earned

Name	Target Shares	Shares Earned
Thomas W. Ferguson	7,475	0
Paul W. Fehlman	3,049	0
Tara D. Mackey	1,245	0
Gary Hill	1,245	0
Kenneth Lavelle	869	0

Compensation Program Overview
The compensation committee of the board of directors has the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The compensation committee ensures that the total compensation paid to the Company’s executive management team is fair, reasonable, competitive and proportionately performance based. Generally, the types of compensation and benefits provided to the NEOs are similar to those provided to other members of the management team.
Compensation Philosophy and Objectives
The compensation committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and which aligns executives’ interests with those of our shareholders by rewarding performance specifically tied to the achievement of goals set by the Company, with the ultimate overall objective of increasing shareholder value. The compensation committee evaluates both performance and compensation to ensure that the Company maintains its ability to retain and attract superior talent in key positions and that compensation provided to such executives remains competitive relative to the compensation paid to similarly situated executives of publicly held companies in the same industry. To that end, the compensation committee believes executive compensation packages provided by the Company to its executives, including the NEOs, should include both cash and equity-based compensation that rewards performance as measured against established goals.
The table below highlights our current compensation practices for our NEOs, including practices that we believe drive future strategic growth and foster strong corporate governance principles, and practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

What We Do
✓
A significant portion of our executive officers’ total compensation is financial performance based, and the payouts are contingent upon the attainment of certain pre-established performance metrics and capped to minimize risk.

✓	Performance measures are highly correlated to the creation of shareholder value.
✓	We review and benchmark pay relative to the market median of our industry peer group on an annual basis.
✓	Our executive compensation program is designed to encourage building long-term shareholder value and attract and retain high performance executive talent.
✓	We use annual cash incentive opportunities and equity-based awards to balance the Company’s short- and long-term performance objectives.
✓
Our equity awards are equally weighted between time-vested RSUs, which vest ratably over a three-year period, and PSUs, which emphasize achievement of financial performance metrics over a three-year performance cycle.

✓	The compensation committee engages an independent executive compensation consultant.
✓	Our compensation committee conducts an annual review of all executive compensation program components to ensure alignment with our compensation objectives.
✓	We implemented a Compensation Recovery Policy to protect the Company in the event of a financial restatement or an executive officer engages in serious misconduct.
✓	We provide a limited number of executive perquisites.
✓	We have stock ownership guidelines for directors and executive officers.

What We Don’t Do
✗	We do not provide tax gross ups.
✗	We do not recycle shares withheld for taxes.
✗	We do not permit pledging or hedging of Company securities.
✗	We do not pay dividends or dividend equivalents on unearned RSUs and PSUs until they vest.
✗	We do not reprice underwater equity awards.
✗	We do not have pension or supplemental executive retirement plans.

Role of Compensation Committee, its Compensation Consultant and the Chief Executive Officer in Compensation Decisions
The compensation committee makes all compensation decisions including equity awards for the executive management team.
The chief executive officer provides the compensation committee with an evaluation of the annual performance of each member of the executive management team (other than his own, which is subsequently reviewed by the compensation committee) and makes preliminary recommendations for base salary and incentive target levels for them. The compensation committee can exercise its discretion in modifying any recommended adjustments or awards to executives made by the chief executive officer. The compensation committee, in executive session and without executive officers present, approves the chief executive officer's pay levels and the pay levels of the other executive members of the team. The chief executive officer does not make recommendations to the compensation committee on his own pay levels.
The compensation committee has the authority to retain and terminate compensation advisors, including the authority to approve the terms and fees of any such arrangement. The compensation committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. Meridian performs services solely on behalf of the compensation committee and does not perform any services for the Company. The compensation committee has assessed the independence of Meridian pursuant to standards promulgated by the SEC and the NYSE and concluded that no conflict of interest exists that would prevent Meridian from independently representing the compensation committee. For more information on the compensation advisor, see the section below titled “Setting Executive Compensation.”

Setting Executive Compensation
Based on our compensation philosophy and objectives, the compensation committee has structured the Company’s annual and long-term incentive based cash and non-cash executive compensation to motivate executives to achieve the short-term and long-term business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, the compensation committee has the authority under its charter to engage an external compensation consulting firm to conduct a review of the Company’s total compensation program for the chief executive officer as well as for other members of the executive management team.
The compensation committee has engaged Meridian to provide ongoing advisory services to the compensation committee, which services have included, but not been limited to, an executive compensation review for purposes of advising the compensation committee with respect to executive compensation for fiscal year 2020. In addition, Meridian provides the compensation committee with relevant market data and alternatives to consider when making compensation decisions for the chief executive officer and on the recommendations being made by the Company’s chief executive officer for executives other than the chief executive officer. The compensation committee did not and does not direct Meridian to perform its services in any particular manner or under any particular method. All of the decisions with respect to the Company's executive compensation, however, are made by the compensation committee.
The compensation committee has the sole authority to hire and terminate the compensation consultant, and the compensation committee evaluates the compensation consultant annually. In fiscal year 2020, Meridian did not perform any other services for the Company other than those described above for the compensation committee. In accordance with Rule 10C-1(b)(4) under the Exchange Act, the compensation committee has determined that Meridian is independent and that no conflict of interest exists that would be required to be disclosed in the Company’s Proxy Statement pursuant to Item 407 of Regulation S-K.
Peer Group
In making compensation decisions, the compensation committee compares each element of the total compensation program against a group of comparable publicly held companies for benchmarking executive compensation. This peer group of companies, which is annually reviewed and updated, if applicable, by the compensation committee in consultation with Meridian, consists of companies against which the compensation committee believes the Company competes for talent and for shareholder investment. In fiscal year 2020, the compensation committee decided to continue with the existing peer group as used in fiscal year 2019. The peer group consists of 15 companies in the following industries: (i) electrical and lighting component manufacturing; (ii) steel; (iii) evnironmental and facilities services; (iv) industrial machinery; and (iv) construction and engineering. These peer companies had a median revenue of $1,186 million for the most recently reported fiscal year end, which approximated AZZ’s projected revenue for fiscal year 2020 as disclosed to Meridian by the compensation committee, and were size appropriate in terms of market capitalization and the markets in which AZZ competes. This group included the following companies:

• Altra Industrial Motion Corp.	• Littelfuse, Inc.
• Chart Industries, Inc.	• LSI Industries Inc.
• Encore Wire Corporation	• Powell Industries Inc.
• ESCO Technologies Inc.	• Preformed Line Products Company
• L.B. Foster Company	• Team, Inc.
• Franklin Electric Co Inc.	• Valmont Industries Inc.
• Generac Holdings, Inc.	• Woodward, Inc.
• Haynes International Inc.

Though the compensation committee considers the compensation practices of these peer companies in determining the overall compensation of the Company’s NEOs (including in determining base salaries, as described below), the compensation committee does not set target compensation at specific market percentiles. Based on this peer group analysis, the compensation committee concluded that the compensation levels for the Company’s NEOs fell within the range of the observed market compensation levels.

In addition to peer market data, compensation is determined based upon the individual’s experience level and performance as well as by internal pay equity (including the executive’s accountability and impact on Company operations). In considering internal pay equity, the compensation committee has no formula or established ratios for setting one executive’s total compensation versus the compensation of another executive officer. Rather, the compensation committee subjectively evaluates the relative importance of each NEO’s role to the Company as a whole, which results in certain executives receiving more total compensation than others (e.g., the Company’s chief executive officer is paid more than its chief financial officer). The compensation committee may also consider how the Company has performed relative to the industry peer group of companies listed above.

The compensation committee strives to develop total compensation packages for our executives comprised of a balanced combination of base salary, annual incentive awards, and long-term compensation. The overall compensation of our executive officers, including the employment agreements with a limited number of our executive officers, utilizes a combination of these forms of compensation. However, the compensation committee does not establish a targeted mix or formula in allocating total compensation across these pay components. In setting executives’ compensation, the compensation committee also reviews among other things, the following factors:

●	The executive’s contributions and performance	●	Market levels of compensation for positions comparable to the executive’s position
●	The executive’s roles and responsibilities, including the executive’s tenure in such role	●	The executive’s experience and management responsibilities

While the compensation committee considers a variety of factors, including those listed above, in making compensation decisions for the Company’s NEOs, the compensation committee does not use any particular weighting or formula to determine executive compensation. Rather, the compensation committee subjectively evaluates all of the factors noted in the discussion above in determining executive compensation.

2019 Say-On-Pay Advisory Vote

At the Company’s 2019 Annual Meeting, 99.18% of the shareholders casting a ballot voted to approve the Company’s executive compensation program. After considering these non-binding, advisory vote results, the compensation committee believes the results reflect the shareholders’ concurrence that the Company’s executive compensation program is designed in an appropriate manner, consistent with sound corporate governance principles, and supports the Company’s strategic and business objectives. Additionally, the compensation committee believes these results demonstrate shareholders’ concurrence that the executive compensation program maintains an appropriate balance between utilizing responsible, measured pay practices and effectively ensuring the interests of the NEOs are incentivized by, and aligned with, the creation of long-term value for the Company’s shareholders.

Consequently, the compensation committee intends to continue following the executive compensation philosophy, policies and practices it has historically utilized, and update certain compensation elements from time to time as market compensation trends evolve to best practices. Under Section 14A of the Securities and Exchange Act of 1934, as amended, enacted as part of the Dodd-Frank Act, AZZ's shareholders are entitled to vote at least once every six years regarding whether the shareholder advisory vote on executive compensation should occur every one, two or three years (i.e., "say-on-frequency"). At the Company's 2015 Annual Meeting, the shareholders approved an annual frequency for this shareholder vote to approve the Company’s executive compensation program, and the board of directors expects to hold the next "say-on-frequency” vote at the Company’s 2021 Annual Meeting.

Employment Agreements

Our employment agreements with our NEOs are described below. Mr. Ferguson’s initial employment agreement with the Company commenced in November 2013 and was amended and restated on September 29, 2016 and subsequently amended on October 3, 2018, solely to clarify compliance with Section 409A of the Internal Revenue Code. On October 3, 2019, Mr. Ferguson entered into the Second Amended and Restated Employment Agreement (the "Second Amended CEO Agreement") with the Company, which extended Mr. Ferguson’s employment term for an additional three years to expire on October 3, 2022, subject to automatic extensions for successive one-year periods unless either the Company or Mr. Ferguson gives written notice to the other at least one hundred twenty (120) days before such extension would otherwise occur of the Company’s or Mr. Ferguson’s election not to extend the term.

Mr. Fehlman entered into an employment agreement with the Company in February 2014 and was subsequently amended on October 3, 2018 solely to clarify compliance with Section 409A of the Internal Revenue Code. The initial term of his employment agreement was for two (2) years, which was automatically extended on the second anniversary of the date of the agreement and is subject to automatic extensions each subsequent anniversary for one additional year, unless either party gives one hundred twenty (120) days written notice of non-renewal.
As part of the CEO’s retention and succession planning efforts, Messrs. Lavelle and Hill entered into employment agreements with the Company on January 9, 2020 and February 11, 2020, respectively. The employment and retention agreements for Messrs. Hill and Lavelle include a three-year term and are subject to automatic extensions each subsequent anniversary for one additional year, unless either party provides one hundred twenty (120) days’ written notice to the other party on non-renewal.

Each of the above agreements provides for (i) a base salary, to be reviewed annually, which the board and/or the compensation committee may adjust at its discretion; (ii) eligibility for an annual equity award under the Company’s 2014 Plan; and (iii) an annual cash incentive opportunity to be based upon individual or Company performance criteria that the board and/or the compensation committee establishes for each fiscal year, with a target annual cash incentive expressed as a percentage of base salary. Messrs. Ferguson, Fehlman, Hill and Lavelle are each subject to covenants prohibiting competition, solicitation of customers and employees and interference with business relationships during employment and for 12 months thereafter and are also subject to restrictive covenants regarding confidentiality, non-disparagement and proprietary rights.

In addition to the terms of these agreements described above, the employment agreements provide for certain severance payments and benefits following a termination of employment under certain circumstances. These benefits are described below in the section titled “Potential Payments upon Termination or Change in Control.”

Mr. Fehlman’s Severance Agreement

In connection with Mr. Fehlman’s departure, the Company and Mr. Fehlman began negotiating a Severance Agreement on May 1, 2020.  Under the terms of the Severance Agreement, and as consideration of his ongoing cooperation and assistance with an orderly transition of the duties of the financial officer role and full release of any potential claims, the Company has offered Mr. Fehlman the following severance benefits: (i) $395,484 representing 12 months of base salary continuation; (ii) COBRA coverage for 12 months and (iii) a pro-rata short-term cash incentive payment that will be based upon the Company’s actual achievement of fiscal year 2021 short-term performance metrics, that will be determined after the Company completes fiscal year 2021.

Fiscal Year 2020 Executive Compensation Components

For the fiscal year ended February 29, 2020, the principal components of compensation for NEOs were:

Category	Compensation Element	Description
Cash	Base Salary
Fixed cash compensation based on responsibilities of the position. Reviewed annually for potential adjustments based on factors such as market levels, individual performance and scope of responsibilities.

	Annual Incentive Opportunity	Annual cash incentive for achievement of specific annual financial operating results.
Long-Term Incentives	Restricted Stock Units	Vest ratably over a three-year period. Settled in shares of AZZ common stock. Dividend equivalents rights accrue with respect to dividends awarded during the vesting period.
Performance Share Units
Three-year pre-determined financial performance metric and a potential TSR modifier. Settled in shares of AZZ common stock. Dividend equivalents accrue during the vesting period and will vest if, and when the PSUs to which such dividend equivalents relate become vested.

Retirement	401(k) Plan	Qualified 401(k) plan available to all U.S. employees. The Company matches 100% of the first 1% and 50% of contributions between 2% and 6% (with a potential total Company match of 3.5%).
Other	Employment Agreements	Sets standard benefits for certain NEOs in the event of termination of employment from the Company.
	Deferred Compensation Plan	Sets standard benefits for designated management and highly compensated employees (including our NEOs) and the Company's board of directors.
	Severance Plan	Sets standard benefits for senior executives in the event of severance; available to all U.S. employees (other than NEOs with employment agreements).
	Change-in-Control Agreements	Sets standard benefits for senior executives upon a change-in-control.
	Other Benefits	Executive supplemental disability insurance, financial planning services and annual physical exams.

Base Salary

The Company provides NEOs and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries for NEOs are determined for each executive based on his or her position and responsibility considering experience and external market data. Base salaries are designed so that pay opportunities for a given position will be between 75% and 125% of the median market base salary.

During its review of base salaries for executives, the compensation committee primarily considers:

•	market data and advisory services periodically provided by Meridian, the compensation committee’s external consultant;

•	internal data regarding the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.
Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or upon other changes in job responsibility.

In determining salary increases, and also in determining short-term cash incentive awards under the Senior Management Bonus Plan and long-term incentive compensation awards under the 2014 Plan, for the NEOs for fiscal year 2020, the compensation committee utilized qualitative factors to evaluate their performances and recognize their contributions and leadership during fiscal year 2020. In particular, the compensation committee considered each officer’s contributions to achieving (i) the identification, review, analysis and evaluation of potential targets to acquire by the Company during the year, (ii) the implementation of integration plans for acquired businesses, (iii) the Company’s overall financial performance in light of challenging economic conditions, (iv) the Company’s ability to manage costs and reduce corporate spend, (v) the successful implementation of several corporate initiatives during the year, (vi) the performance of the Company’s stock price, as compared to its competitors and (vii) the Company’s business development results, as measured by new and increased business from both domestic and international customers during the year. The compensation committee also considered issues of relative amounts paid and awarded as a matter of internal equity.

The amount of each officer’s salary and incentive awards was based on the compensation committee’s subjective evaluation of each officer’s performance, the relative responsibilities of the officers and the compensation committee’s sense of fair and equitable relative distributions of salaries and awards. The compensation committee also took into account the salaries and awards paid in prior years and comparable market compensation data from the industry peer group described above. In making its evaluation and the resulting salary and award decisions for fiscal year 2020, the compensation committee took into account and acknowledged:

•
Mr. Ferguson’s efforts in leading the Company to streamline its core businesses and increase profitability, increase investor outreach, and continue to develop a high performance team of executives and implement a CEO succession and retention plan necessary to execute the Company’s current growth and long-term strategy;

•
Mr. Fehlman’s efforts in continuing to further develop AZZ’s financial team, enhancing its Tax, Treasury and Internal Audit functions while improving the Company’s debt structure, cash flow and relations with investors and financial institutions;

•
Ms. Mackey's leadership in managing the Company's legal function focusing on compliance, contract and litigation management, risk mitigation, M&A transactions, supporting the expansion of domestic and international business and several corporate initiatives, continuing to implement corporate governance best practices, including the formation of a sustainability council and enhancing the Company’s environmental, corporate responsibility and human capital disclosures;

•	Mr. Hill's efforts in leading the Industrial platform’s international expansion, leadership development, talent acquisition, and strategic growth initiatives in AZZ’s Energy segment;

•
Mr. Lavelle's efforts in leading the Electrical platform's performance through significant organizational changes relating to plant managers and financial controllers in AZZ's Energy segment and strengthening our international business in China and Saudi Arabia; and

•	The relative value to AZZ of the contributions made by each officer.

Additionally, the compensation committee considered the compensation of the Company’s NEOs relative to similarly situated officers of companies against which the compensation committee believes the Company competes for talent and for shareholder investment, as discussed above.

In fiscal year 2020, our NEOs received salary adjustments for their performance on several ongoing business activities and, with respect to certain officers, on the successful identification and evaluation of potential business acquisition targets, expanding the Company’s international business, assuming additional corporate responsibilities, product and market development initiatives and reducing corporate expenses. The following table details adjustments to the NEOs’ base salaries for the fiscal year ended February 29, 2020.

Name	FY2019 Base Salary	FY2020 Base Salary	Change
Thomas E. Ferguson	$724,500	$746,235	3%
Paul W. Fehlman	$387,729	$395,484	2%
Tara D. Mackey	$349,247	$361,471	3.5%
Gary Hill(1)	—	$344,780	—
Kenneth Lavelle	$309,000	$319,815	3.5%

(1) Mr. Hill was not an NEO during fiscal year 2019.

Performance-Based Incentive Compensation

The Senior Management Bonus Plan is an annual cash incentive program that provides the compensation committee the flexibility to promote high performance and achievement of corporate goals by NEOs, encourage the growth of shareholder value and allow key employees to share in the annual growth and profitability of the Company. The Senior Management Bonus Plan provides guidelines for the calculation of annual non-equity incentive based compensation, subject to the compensation committee oversight and modification.

At the beginning of each fiscal year, the compensation committee approves the group of employees eligible to participate in the Senior Management Bonus Plan for that fiscal year and the various incentive levels under the Senior Management Bonus Plan based on the participant’s responsibility and impact on Company operations, with target award opportunities that are established as a percentage of base salary. For fiscal year 2020, the compensation committee approved annual short-term incentive target award opportunities that ranged from 55% to 100% of base salary for the Company’s NEOs. The target annual short-term incentive opportunity for each NEO in fiscal year 2020 is set forth in the following table:

Named Executive Officer	FY2020 Target %
Thomas E. Ferguson	100%
Paul W. Fehlman	65%
Tara D. Mackey	55%
Gary Hill	55%
Kenneth Lavelle	55%

Each NEO may earn up to 200% of his or her short-term incentive target award opportunity by achieving a performance level of at least 125% of his or her annual performance targets. Therefore, the maximum award payments under the Senior Management Bonus Plan may not exceed 200% of base salary for Mr. Ferguson, 130% of base salary for Mr. Fehlman, 110% of base salary for Messrs. Hill and Lavelle and for Ms. Mackey. Payments made under the Senior Management Bonus Plan are forfeitable, and must be repaid to the Company by the applicable NEO, in the event the Company is required to restate its financial statements or such NEO engages in serious misconduct.

Award payments are calculated (as a percentage of the target award opportunity) with respect to each applicable performance metric, as described below, as set forth in the following based on the percentage of performance target achieved in accordance with the following schedule:

% of Performance Target Achieved	% of Target Bonus Opportunity Earned
<51	0%
100	100%
125	200%

For every percentage point increase in the percentage of performance target achieved, the percentage of target bonus opportunity earned increased by two percentage points between the minimum payment thresholds and the target bonus opportunity. For every percentage point increase in the percentage of performance target achieved above the target bonus opportunity and the maximum target payout opportunity, the percentage of target bonus opportunity earned increased by four percentage points.

As described below, the compensation committee determines the percentage of the performance target that has been achieved for each performance objective assigned to a NEO and the corresponding percentage of the target bonus opportunity earned. For example, if the compensation committee sets a target cash award of $10,000 based upon achievement of a target level of diluted earnings per share of $1.00 and if the Company’s actual earnings per share is $1.10, the compensation committee would determine that the recipient of the award had achieved 110% of his target level and would be entitled to a cash award of 140% of his target cash award amount resulting in a cash award of $14,000.

The compensation committee assigned each NEO one or more quantitative performance goals that relate to AZZ’s strategic operating plan for fiscal year 2020. In setting the performance goals for these other performance objectives, the compensation committee considered the strategic plan of the Company, the performance of the Company during the prior fiscal year, the anticipated economic conditions for the fiscal year, and any specific circumstances facing the Company or its markets during the coming fiscal year. Levels for revenue, operating income, earnings per share, cash flow and return on assets objectives are set in alignment with the Company’s strategic plan (which includes projections relating to competition, innovation, supply chain and workforce development, and andy anticipated new legislation), and expectations set by the board of directors regarding earnings, Company performance and international and domestic market indicators.

The chart below shows the performance measures, the weight of each performance measure and target performance goals assigned to each NEO, actual performance achieved for fiscal year 2020 and the percentage of target performance achieved for fiscal year 2020:

Named Executive Officer	Weight	Performance Measure	FY2020 Target Performance Goal	FY2020 Achieved Performance	% of Target Performance Achieved

Mr. Ferguson	70%	Diluted earnings per share (“EPS”)	$2.50	$2.71	108%
	30%	FY2020 Cash Flow(1)	$75,000,000	$109,700,000	146%

Mr. Fehlman	70%	EPS	$2.50	$2.71	108%
	30%	FY2020 Cash Flow	$75,000,000	$109,700,000	146%

Ms. Mackey	70%	EPS	$2.50	$2.71	108%
	30%	FY2020 Cash Flow	$75,000,000	$109,700,000	146%

Mr. Hill	25%	EPS	$2.50	$2.71	108%
	25%	FY2020 Cash Flow	$75,000,000	$109,700,000	146%
	25%	Industrial Platform ROA(2)	4.3%	5.41%	126%
	25%	Industrial Platform Operating Income(3)	(4)	(4)	119%

Mr. Lavelle	25%	EPS	$2.50	$2.71	108%
	25%	FY2020 Cash Flow	$75,000,000	$109,700,000	146%
	25%	Electrical Platform ROA(2)	8.67%	7.59%	88%
	25%	Electrical Platform Operating Income(3)	(5)	(5)	84%

(1)	Cash flow from operations minus capital expenditures.
(2)
Platform ROA is calculated as a percentage using a numerator of tax adjusted platform operating income, divided by a denominator of total segment assets, minus platform current liabilities, plus platform current portion of long-term debt.

(3)
Platform operating income consists of net sales less cost of sales, specifically identifiable selling, general and administrative expenses and other income and expense items that are specifically identifiable to the respective platform.

(4)
The fiscal year 2020 operating income target and achieved performance for the Industrial platform is not disclosed because such disclosure would result in competitive harm. This operating income target was set at a level necessary to deliver on AZZ’s financial goals and intended to be challenging. The compensation committee believes that the achievement of the operating income target was challenging and required substantial performance by the Industrial platform.

(5)
The fiscal year 2020 operating income target and achieved performance for the Electrical platform is not disclosed because such disclosure would result in competitive harm. This operating income target was set at a level necessary to deliver on AZZ’s financial goals and intended to be challenging. The compensation committee believes that the achievement of the operating income target was challenging and required substantial performance by the Electrical platform.

Upon completion of the fiscal year, the compensation committee assesses the actual achieved performance of the Company against each performance objective to determine the percentage of target performance achieved. Actual performance achieved was based upon our audited financial statements. Based on the percentage of target performance achieved, the compensation committee determined the percentage of target award opportunity earned by each NEO. Awards made to our NEOs under the Senior Management Bonus Plan for performance in fiscal year 2020 are reported in column (g) of the Summary Compensation Table of this Proxy Statement on page 58 and also detailed in the following table:

NEO	Target as a % of Base Salary	Actual Payout as % of Base Salary	Target Amount ($)	Actual Payout ($)
Thomas Ferguson	100%	152.4%	746,235	1,137,262
Paul Fehlman	65%	152.4%	257,064	391,766
Tara D. Mackey	55%	152.4%	198,809	302,985
Gary Hill	55%	165.5%	189,629	313,836
Kenneth Lavelle	55%	119.0%	175,898	209,319

Long-Term Incentive Compensation

On July 8, 2014, the Company’s shareholders approved the adoption of the 2014 Plan, which allows the Company to grant stock options, SARs, restricted shares, RSUs, performance awards (including PSUs) and other stock-based awards.

The purpose of our long-term incentive compensation program is to:

•	enhance the link between the creation of shareholder value and long-term executive incentive compensation;

•	provide an opportunity for increased equity ownership in the Company by directors and executives;

•	maintain competitive levels of total compensation with the Company's industry peer group; and

•
facilitate compliance with the policy of the board of directors, as described above under the heading “Stock Ownership Guidelines,” requiring AZZ’s executive officers and directors to hold shares of AZZ’s common stock.

During fiscal year 2020, the compensation packages for our executive officers included long-term equity awards in the form of 50% RSUs and 50% PSUs, which were granted under the 2014 Plan. These RSUs and PSUs accrue dividend equivalents during the restricted vesting period or performance cycle, as applicable, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying awards. The compensation committee, acting in consultation with the Company’s executive management team and the full board of directors, determined that, beginning in fiscal year 2016, the Company would grant PSUs in lieu of granting SARs for purposes of the long-term incentive compensation component of the Company’s total executive compensation program. PSUs allow the compensation committee to grant awards with values attributable to financial metrics other than stock price, which, though important to the compensation committee as a measure of Company performance, is already the sole factor in determining the value of the RSUs granted by the Company. Granting PSUs rather than SARs accordingly allows the Company to provide its senior management with performance based compensation tied to additional financial measures critical to the Company’s long-term financial success.

SARs previously granted to the Company’s executive officers under the AZZ incorporated Amended and Restated 2005 Long-Term Incentive Plan (the "2005 Plan") had a grant price equal to the closing price of one share of AZZ common stock on the NYSE on the day of grant (the “grant price”). The SARs granted may be exercised for the period of time from their respective vesting dates until the seventh anniversary of the grant date. On each of the first three anniversaries of the grant date, one-third (1/3) of the SARs granted shall vest. The exercise price is equal to the closing price of one share of AZZ common stock on the NYSE on the day of exercise (the “exercise price”). SARs are settled in shares of AZZ common stock of an amount equal to the excess value of the grant date price over the exercise price. The final vesting date for outstanding SARs awarded under the 2005 Plan was on March 1, 2017, and all of such outstanding and unexercised SARs will expire on or prior to May 9, 2021.

On May 22, 2019, the compensation committee awarded an aggregate of 81,292 RSUs and an aggregate of 47,774 PSUs to certain officers and employees of the Company under the 2014 Plan. The RSUs vest ratably during a three-year period from the grant date, with one-third of the RSUs vesting on each of the first, second and third anniversaries of the grant date beginning on May 22, 2020, and are settled in shares of AZZ common stock. The PSUs cliff vest at the end of a three-year period based on financial performance metrics and are settled, if at all, in shares of AZZ common stock.

RSU award levels are determined based on market data, vary among participants based on their positions within the Company, and are granted after the Company publicly announces its financial results for the prior full fiscal year. To determine target awards of RSUs, the compensation committee first establishes a target value to be delivered to each NEO through long-term equity awards. In setting target value, the compensation committee considered various factors, including the following:

•	the practice of granting equity awards only once every year;

•	the emphasis placed on equity in the mix of total compensation;

•	the officer’s experience and performance;

•	the scope, responsibility and business impact of the NEO's position;

•	the perceived retention value of the total compensation package in light of the competitive labor market;

•	alignment with AZZ's compensation philosophy and objectives;

•	cost and dilution impact;

•	grant practices of our industry peer group; and

•	input and advice from our executive compensation consultant.

No particular weighting was assigned to the factors described above in the determination of the compensation mix for fiscal year 2020.

Once the target value has been established, the compensation committee determines the value of a RSU award based on the closing share price of the Company’s common stock on the date of grant. For fiscal year 2020, the compensation committee granted RSUs to our NEOs with a grant date value of 50% of the established target value for total long-term incentive equity grants.

In determining the amount of RSUs and PSUs to be granted to Mr. Ferguson, the compensation committee considered his experience serving as an executive officer of a public company, his extensive strategic management experience both domestically and internationally in the industries in which the Company operates, and his track record for helping businesses achieve growth, both organically and through acquisitions in the global marketplace. The number and value of RSUs and PSUs granted to each of the NEOs in fiscal year 2020 can be found in the table provided below under the caption “Grants of Plan Based Awards” of this Proxy Statement.

Fiscal Year 2020 Performance Share Units

For fiscal year 2020, the Company granted PSUs to the NEOs that have a three-year performance cycle (March 1, 2019 to February 28, 2022) and will vest and become payable, if at all, on the third anniversary of the award date, with payments to be settled in shares of the Company’s common stock. Payments under the PSUs will be based on the Company’s degree of achievement of Adjusted ROA at the end of a three-year performance cycle relative to its PSU industry peer group. Adjusted ROA is defined below.

Adjusted ROA is	Adjusted Net Income
Total Assets – (Current Liabilities – Current Debt)

All of the peer group companies, including AZZ, will be ranked according to their performance over the three-year period. AZZ's ranking will be calculated as follows:

1 - (	AZZ Position in Ranking - 1)

# of companies in Peer Group excluding AZZ

Award recipients will not be entitled to receive any payment under the PSUs unless AZZ ranks in the 25th percentile or higher when compared to its PSU industry peer group. Within these constraints, payments under the PSUs will be determined as follows:

Adjusted ROA % Ranking Achieved(1)	% of Target Award Payout
<25%	0%
25%	50%
50%	100%
100%	200%

(1) The percentage of target PSUs will be interpolated for performance percentiles that fall between the Adjusted ROA percentages shown above.

In addition to the Adjusted ROA performance metric, the target PSUs granted for fiscal year 2020 are subject to a potential modifier based on the Company’s total shareholder return (“TSR”) relative to the TSR for the PSU industry peer group over the same three-year period, giving effect to any dividends paid during such period. In the event the Company’s TSR for the performance period ranks within the top quartile relative to the PSU industry peer group described below, then the PSU awards will be increased by an additional 25%, up to a maximum payout of 250% of the target award. If the Company's TSR is in the bottom quartile relative to its PSU industry peer group, then the PSU awards will be decreased by 25%. Solely for purposes of illustration, the Company is providing the sample calculations below:

Adjusted ROA % Ranking Achieved	% of Target Award Payout (without TSR Modifier)	% of Target Award Payout (with TSR - Top Quartile)	% of Target Award Payout (with TSR - Bottom Quartile)
<25%	0%	0%	0%
25%	50%	63%	38%
50%	100%	125%	75%
100%	200%	250%	150%

Upon completion of the three-year performance cycle ending on February 28, 2022 relating to the PSUs granted in fiscal year 2020, the compensation committee shall determine the amount of Adjusted ROA achieved by the Company for such period based on the Company’s audited financial statements relative to its PSU peer group and whether or not the Company’s relative TSR for such period ranks within the top quartile of the PSU industry peer group. TSR is defined as:

TSR is	(Ending Share Price - Beginning Share Price) + Dividends Paid
(Beginning Share Price)

The compensation committee has selected a PSU industry peer group solely for the TSR modifier applicable to PSUs to be comprised of companies similar to the Company based on (i) status as a publicly held company with products or end markets similar to those of the Company’s which have small to mid-cap market capitalization, (ii) consideration of industry peers as determined by Institutional Shareholder Services Inc., (iii) equity analyst groups, and (iv) companies based in the United States. The compensation committee selected the PSU industry peer group below for the TSR modifier, rather than the Company’s peer group described on page 40, because it believed that this PSU industry peer group provided for a consistent comparison with the Company’s business with respect to the TSR metric and was therefore a more appropriate means of evaluating the Company’s TSR relative to an industry standard level of TSR. In fiscal year 2020, the compensation committee decided to continue with the existing PSU industry peer group as used in fiscal year 2019. The PSU industry peer group consists of the following companies:

• Chart Industries Inc.	• Littelfuse, Inc.
• Dynamic Materials Corp.	• MasTec, Inc.
• Enersys, Inc.	• Powell Industries Inc.
• ESCO Technologies Inc.	• Preformed Line Products Company
• Franklin Electric Co., Inc.	• Regal Beloit Corporation
• Haynes International Inc.	• Team, Inc.
• L.B. Foster Company	• Valmont Industries Inc.

RSUs and PSUs granted under the 2014 Plan include dividend equivalents, which are intended to provide the recipient of these equity awards with the benefits of dividends paid on the underlying shares of AZZ common stock during the vesting period. Dividend equivalents are calculated based upon the dividends paid by the Company during the vesting period of the applicable award and are paid only upon the vesting of the underlying equity award, and such dividend equivalents may be paid in either cash or shares of AZZ common stock. Recipients of RSUs and PSUs have no rights with respect to accrued dividend equivalents unless and until the vesting of the underlying award.

Benefits and Perquisites
The Company provides benefits to its salaried employees including health care coverage, life and long-term disability insurance benefits, 401(k) matching contributions, and reimbursement for educational expenses. In addition to the aforementioned benefits provided to all employees generally, the Company provides the NEOs with nominal perquisites that the Company and the compensation committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior talent for key leadership positions. These perquisites include reimbursement of costs associated with club membership dues, executive physical exams and executive supplemental disability insurance. The compensation committee annually reviews the levels of benefits and perquisites provided to the Company’s NEOs.

Severance Benefits

On September 29, 2017 the board of directors of the Company adopted the AZZ Inc. Severance Pay Plan (the "Severance Plan"), effective September 30, 2017, which provides severance benefits under certain circumstances to active, full-time employees of the Company and its U.S. subsidiaries, including the Company's executive officers, other than certain NEOs whose severance benefits are set forth in their respective employment agreements as discussed above under the heading "Employment Agreements". The Severance Plan provides for the payment of benefits to eligible employees in the event of an involuntary termination of employment by the Company.
Additionally, the Company has entered into Change of Control Severance Agreements with certain key employees, including the NEOs. These agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under these agreements for the NEOs is provided under the headings “Employment Agreements” and “Potential Payments Upon Termination or Change of Control” of this Proxy Statement. We do not have any arrangement providing for tax gross up payments of any compensation elements with any of our executive officers, including for severance and change in control benefits.

Retirement and Other Benefits
We do not maintain a defined-benefit retirement program. Instead, all Company employees, including NEOs, are eligible to participate in the AZZ Inc. Employee Benefit Plan and Trust (the “Benefit Plan”).
The Benefit Plan is a tax-qualified savings plan pursuant to which all Company employees, including the NEOs, can contribute a portion of their annual salary on a pre-tax basis up to certain limits prescribed by the Internal Revenue Service. The Company matches 100% of the first 1%, and 50% of contributions between 2% and 6%, of eligible pay that each employee contributes. Company matching contributions are fully vested after two years of service. Employees may select from among several mutual funds when investing their 401(k) account funds.
Non-Qualifed Deferred Compensation Plan
On January 17, 2019, the board of directors, upon the recommendation of the compensation committee, adopted the AZZ Inc. Deferred Compensation Plan (the “DCP”), effective April 1, 2019. The DCP is an unfunded non-qualified deferred compensation plan for designated management and highly compensated employees (including our NEOs) and non-employee members of the Company’s board of directors. The DCP is administered by the Retirement Committee as defined in the DCP.

Under the DCP, participants may elect to defer up to 80% of their base salaries and up to 100% of their cash bonuses and, in the case of directors, all or a designated portion of their annual cash retainers and meeting fees, if applicable, with such deferred amounts to be paid in accordance with such participant’s elections under the DCP. In addition to elective deferrals, the DCP also permits the Company to make future matching and discretionary contributions to participant accounts, as the Company may determine from time to time in its sole discretion. Participants are fully vested at all times in their elective deferrals. If the Company makes matching and discretionary contributions they will vest based upon the schedules established by the Retirement Committee at the time any such contributions are made.

There were no contributions made by the NEOs under the DCP during fiscal year 2020.

Employee Stock Purchase Plan.
On January 18, 2018, the Company's board of directors approved the AZZ Inc. 2018 Employee Stock Purchase Plan (the "2018 ESPP). The 2018 ESPP succeeded the Company's 2008 Employee Stock Purchase Plan that expired in 2018. The 2018 ESPP allows eligible employees of the Company, including NEOs, to purchase shares of the Company’s common stock, two times per year, at a 15% discount through accumulated payroll deductions. Offerings under the 2018 ESPP have a duration of 24 months. Participation in the 2018 ESPP is entirely voluntary. Under the 2018 ESPP, employees are permitted to contribute 0% to 10% of their pay on an after-tax basis for a maximum contribution limit in any one year of $21,250 (85% of $25,000) and may not purchase more than 5,000 shares during any offering period. Participants may terminate or decrease their payroll deductions during an enrollment period by withdrawing the accumulated payroll deductions at any time prior to the end of the offering period.
Tax and Accounting Implications
Deductibility of Executive Compensation
As part of its role, the compensation committee reviews and considers limits on the deductibility of certain executives’ compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). Generally, Section 162(m) disallows a tax deduction for a publicly held corporation for compensation exceeding $1,000,000 in any taxable year paid to a 162(m) covered employee. For this purpose, the definition of “covered employee” includes (i) the principal executive officer and the principal financial officer (or an individual acting in such a capacity); and (ii) the three other most highly compensated executive officers.

The Tax Cuts and Jobs Act (which was signed into law on December 22, 2017) expanded the types of compensation subject to the $1,000,000 limitation under Section 162(m) to include performance-based compensation and commissions (that previously could be exempt), and added the principal financial officer to the definition of covered employee. In addition, the term covered employee was expanded to include any individual who was a covered employee for any preceding taxable year beginning after December 31, 2016. Thus, once an individual is identified as a Section 162(m) covered employee, the $1,000,000 deduction limitation will apply to the compensation paid to that individual, even after that individual no longer holds the position which caused him or her to be treated as a covered employee or has separated from service. The amendments to Section 162(m) made by the Tax Cuts and Jobs Act apply to taxable years beginning after December 31, 2017, subject to a transition rule for certain arrangements in place as of November 2, 2017.

Many of the incentive compensation programs approved by the compensation committee for Section 162(m) covered employees for fiscal year 2018 and prior years were designed to be exempt from Section 162(m) as “qualified performance-based compensation,” some of which may still qualify for deductibility under the transition rule. Because of the ambiguities and uncertainties as to the interpretation and scope of the transition relief under the Tax Cuts and Jobs Act, however, there remains some question whether compensation intended in prior years to satisfy the requirements for exemption from Section 162(m) will, in fact, be deductible. Moreover, with the elimination of the exemption for qualified performance-based compensation, we anticipate that more of the expense related to our compensation programs for senior executives would not be deductible for U.S. federal tax purposes. Although the compensation committee intends to consider tax deductibility of covered employees’ compensation going forward, it believes that the tax deduction is only one of several relevant considerations in setting compensation. Accordingly, where it is deemed to be in the Company’s best interests, e.g., to attract and retain executive talent, to compete successfully and to motivate our senior executives to achieve the goals inherent in our business strategy, the compensation committee may approve compensation to Section 162(m) covered employees that exceeds the limits of tax deductibility. In this regard, certain amounts of the compensation paid to our NEOs for fiscal year 2018 and subsequent years may not be deductible for federal income tax purposes under Section 162(m).

In addition, Section 4999 and Section 280G of the Internal Revenue Code provide that executives could be subject to additional taxes if they receive payments or benefits that exceed certain limits in connection with a change in control of the Company and that the Company could lose an income tax deduction for such payments. The Company has not provided any executive with tax gross ups or other reimbursement for tax amounts that the executive might be required to pay under Section 4999.

Compensation-Related Risk Management

The compensation committee, and the board of directors, believes the Company’s compensation policies and practices for its NEOs, and those relating to all employees generally across the Company, are not reasonably likely to create inappropriate management risk-taking that could potentially have a material adverse effect on the Company. The compensation committee believes that, as discussed at length above, the Company’s compensation policies and practices are well-balanced between the cash/equity mix utilized to provide incentives to achieve both short-term and long-term business objectives that benefit the Company. This practice is considered appropriate to help ensure a reasonable relationship between the annual and long-term compensation elements and it is not considered to create incentives for excessive or imprudent risk-taking by management. To the contrary, the compensation committee believes that the Company’s compensation policies and practices serve to ensure a long-term value creation focus by management.

STOCK OWNERSHIP GUIDELINES FOR EXECUTIVE OFFICERS

The Company’s board of directors adopted stock ownership guidelines requiring AZZ’s executive officers to hold a minimum amount of Company stock equal in value to a multiple of their respective annual base salaries. For purposes of meeting this goal, all shares purchased by an executive officer are considered in the determination of compliance with this policy, including shares held under AZZ's 2018 ESPP. Unexercised SARs and unvested RSUs and PSUs are not counted towards the goal. The board of directors believes that this ownership requirement encourages the alignment of executive and shareholder interests by requiring executives to acquire and maintain a meaningful stake in the Company. The stock ownership guidelines are set by the compensation committee as a result of a competitive analysis prepared by Meridian and reviewed each year and updated as necessary. These guidelines described below include thresholds based on both market value of the shares as a multiple of base salary and on the number of shares held.

Position	Ownership Requirement	Maximum Number of Shares Required
Chief Executive Officer	4 x Base Salary	100,000
Chief Financial Officer, Chief Operating Officer and Senior Vice Presidents	3 x Base Salary	30,000
Vice Presidents and other Officers	1 x Base Salary	7,500

The compensation committee intends for non-employee directors and executive officers of the Company who are or become subject to these guidelines to achieve the applicable ownership guidelines within five years from the date the participant becomes subject to the guidelines. Executive officers joining AZZ, or who subsequently become executive officers due to a promotion, are encouraged to comply with the policy by the later of the date three years from the date the individual first becomes an officer as a result of promotion or the date five years from the date the individual was hired by AZZ. In the event an individual becomes subject to a new higher threshold due to a promotion (e.g., if a current vice president is subsequently promoted to chief operating officer), the individual is encouraged to comply with the new threshold by the later of the date three years from the date of such promotion or the date five years from the date the individual was originally hired by AZZ. Based upon the closing market price of AZZ common stock on February 28, 2020, (the last previous trading date of fiscal year 2020), Mr. Ferguson was the only NEO to have attained the applicable target level of stock ownership pursuant to the guidelines.

Compensation Recovery Policy

On January 20, 2016, the board of directors adopted the AZZ Inc. Compensation Recovery Policy (the “Compensation Recovery Policy”), to provide a mechanism for the recovery of certain incentive based compensation should AZZ ever be required to restate its financial statements or an executive officer engages in serious misconduct. The Compensation Recovery Policy provides for the recovery of awards granted within three years of a restatement of AZZ’s financial statements and within one year of the misconduct of the applicable officer or employee. The Compensation Recovery Policy applies to all applicable incentive based compensation granted after the effective date of the Compensation Recovery Policy.

In connection with the adoption of the Compensation Recovery Policy, the compensation committee amended each of the 2014 Plan and the Company’s Senior Management Bonus Plan and other incentive plans, to clarify that future awards granted under such plans following the effective date of the Compensation Recovery Policy would be subject to the Compensation Recovery Policy. Following the effective date of the Compensation Recovery Policy in 2016, the Company issued any RSUs, SARs or PSUs under the 2014 Plan using award agreements updated to clarify that such future awards were subject to the Compensation Recovery Policy.

Anti-Hedging and Anti-Pledging Policies

The Company’s Insider Trading Policy prohibits directors and executive officers from engaging in speculative or hedging and pledging transactions or short sales and trading in “puts” and “calls” involving AZZ common stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

At the fiscal year ended February 29, 2020, the members of the compensation committee consisted of Messrs. McGough (chairman), Berce, Eisman, Feehan, and Ms. McCellon – Allen none, of whom is an employee of AZZ.

No member of the compensation committee (i) was an officer or employee of the Company or a subsidiary of the Company during fiscal year 2020, (ii) was formerly an officer or employee of the Company or a subsidiary of the Company or (iii) has any relationship relative to the Company that is required to be disclosed pursuant to Item 404 of Regulation S-K.

During fiscal year 2020, none of the Company's executive officers served as (a) a member of a compensation committee of another company, one of whose executive officers served on the Company’s compensation committee, (b) a director of another company, one of whose executive officers served on the Company's compensation committee or (c) a member of a compensation committee of another company, one of whose executive officers served as one of the Company's directors.

COMPENSATION COMMITTEE REPORT
The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and as set forth in this Proxy Statement. Based on such review and discussions, the compensation committee recommended to the board of directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 29, 2020.

THE COMPENSATION COMMITTEE
Ed McGough, Chairman
Daniel E. Berce
Paul Eisman
Daniel R. Feehan
Venita McCellon-Allen

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by the NEOs for the fiscal year ended February 29, 2020 and the two prior fiscal years, if applicable.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)	Stock Awards/ RSUs ($) (e)(2)		Option /SARs Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)(3)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)(4)	Total ($) (j)

Thomas E. Ferguson	2020	746,235	—	1,500,000		—	1,137,262	—	28,707	3,412,204
President & Chief	2019	724,500	—	1,200,000		—	844,767	—	13,458	2,782,725
Executive Officer	2018	724,500	—	900,000		—	78,246	—	14,129	1,716,875

Paul W. Fehlman	2020	395,484	—	450,000		—	391,766	—	14,583	1,251,833
Former Senior Vice President & Chief	2019	387,729	50,000	450,000		—	293,860	—	16,964	1,198,553
Financial Officer	2018	376,436	—	350,000		—	26,330	—	19,829	772,595

Tara D. Mackey	2020	361,471	—	300,000		—	302,985	—	11,921	976,377
Chief Legal Officer	2019	349,247	50,000	300,000		—	223,972	—	6,448	929,667
& Secretary	2018	339,075	—	150,000		—	20,074	—	6,431	515,580

Gary Hill(4)	2020	344,780	—	1,446,250	(5)	—	313,836	—	27,117	2,131,983
President & General	2019	—	—	—		—	—	—	—	—
Manager - Industrial	2018	—	—	—		—	—	—	—	—

Kenneth Lavelle(6)	2020	319,815	—	696,200	(7)	—	209,319	—	19,071	1,244,405
President & General	2019	309,000	50,000	250,000		—	157,204	—	3,900	770,104
Manager - Electrical	2018	—	—	—		—	—	—	—	—

(1)
The amounts in this column for the fiscal year ended February 29, 2020 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for RSU and PSU awards granted to the NEOs under the 2014 Plan. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended February 29, 2020, included in the Company’s Annual Report on Form 10-K.

(2)	The amounts in this column reflect the cash awards granted under the Company's Senior Management Bonus Plan.
(3)	All other compensation in column (i) consists of the perquisites as described in the table below entitled “Perquisites” on a per executive basis for fiscal year 2020.
(4)	Mr. Hill was not an NEO during fiscal years 2018 and 2019.
(5)
This amount includes 27,500 RSUs with a fair market values of $1,196,250 granted to Mr. Hill on February 11, 2020 in consideration for entering into an employment agreement with the Company as part of the CEO's retention and succession planning efforts, (20,000 RSUs cliff vest in full on November 1, 2022 and 7,500 RSUs cliff vest in full on November 1, 2020). The fair market value of the RSUs is based upon the closing market price of AZZ's common stock on February 11, 2020, which was $43.50.

(6)	Mr. Lavelle was not an NEO during fiscal year 2018.
(7)
This amount includes 10,000 RSUs with a fair market value of $446,200 granted to Mr. Lavelle on January 14, 2020 in consideration for entering into an employment agreement with the Company as part of the CEO's retention and succession planning efforts. The RSUs will cliff vest in full on November 1, 2022. The fair market value of the RSUs is based upon the closing market price of AZZ's common stock on January 14, 2020, which was $44.62.

The following table shows the components comprising column (i) under the heading “All Other Compensation” in the Summary Compensation Table above:

Perquisites
Name	Contribution to 401(k) Plan ($)(1)	Insurance Benefits ($)(2)	Club Dues ($)	Physical Exams ($)	All Other Perquisites ($)	Total ($)

Thomas E. Ferguson	9,028	3,079	—	1,600	15,000	28,707
Paul W. Fehlman	9,800	2,389	2,394	—	—	14,583
Tara D. Mackey	9,909	2,012	—	—	—	11,921
Gary Hill	9,800	2,317	—	—	15,000	27,117
Kenneth Lavelle	4,071	—	—	—	15,000	19,071

(1)
Matching 401(k) contributions allocated by the Company during fiscal year 2020 to each of the NEOs pursuant to the Company’s Benefit Plan (which is more fully described on page 52 under the heading “Retirement and Other Benefits”).

(2)	The value attributable to each of the NEOs pursuant to the AZZ Supplemental Individual Disability Insurance Plan.

GRANTS OF PLAN BASED AWARDS

The following table provides information about cash incentive awards and equity awards made during fiscal year 2020 to each of the NEOs under the Company’s Senior Management Bonus Plan and the 2014 Plan.

									All Other Stock/RSU Awards:	All Other Option/SARs Awards:		Grant Date Fair Value
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Number of Shares of Stock	Number of Securities Underlying Options/	Exercise or Base Price of Option/ SARs	of Stock/RSU and Option/ SARs
Name	Grant Date	Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#) (3)	SARs (#) (4)	Awards ($/sh)	Awards ($) (5)

Thomas E. Ferguson	3/1/19		14,925	746,235	1,492,470	—	—	—	—	—	—	—
	5/22/19		—	—	—	—	—	—	17,229	—	—	750,000
	5/22/19		—	—	—	0	17,229	43,073	—	—	—	750,000

Paul W. Fehlman	3/1/19		5,141	257,065	514,130	—	—	—	—	—	—	—
	5/22/19		—	—	—	—	—	—	5,168	—	—	225,000
	5/22/19		—	—	—	0	5,168	12,922	—	—	—	225,000

Tara D. Mackey	3/1/19		3,976	198,809	397,618	—	—	—	—	—	—	—
	5/22/19		—	—	—	—	—	—	3,445	—	—	150,000
	5/22/19		—	—	—	0	3,445	8,615	—	—	—	150,000

Gary Hill	3/1/19		3,792	189,629	379,258	—	—	—	—	—	—	—
	5/22/19		—	—	—	—	—	—	2,871	—	—	125,000
	5/22/19		—	—	—	0	2,871	7,179	—	—	—	125,000
	2/11/20	(6)	—	—	—	—	—	—	27,500	—	—	1,196,250

Kenneth Lavelle	3/1/19		3,518	175,898	351,796	—	—	—	—	—	—	—
	5/22/19		—	—	—	—	—	—	2,871	—	—	125,000
	5/22/19		—	—	—	0	2,871	7,179	—	—	—	125,000
	1/14/20	(7)	—	—	—	—	—	—	10,000	—	—	446,200

(1)	Possible payouts to each NEO under the Company’s Senior Management Bonus Plan.
(2)
In fiscal year 2020, long-term equity incentive grants included PSUs, which will vest at the end of three years, if at all, based on an annual average Adjusted ROA during the performance cycle (March 1, 2019 to February 28, 2022) with a potential TSR modifier at the end of the performance cycle. Payouts may range from 0% to 200% with a maximum award payout of 250% with the TSR modifier. The PSUs granted accrue dividend equivalents during the performance cycle, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award.

(3)
Number of RSUs granted to the NEOs under the 2014 Plan. These RSUs vest ratably over a three-year period beginning on the first anniversary of the grant date. The RSUs granted accrue dividend equivalents during the restricted vesting period, which will be paid either in cash or shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award.

(4)
Beginning in fiscal year 2016, SARs were no longer granted as a component of the Company’s executive compensation program. The final vesting date for outstanding SARs awarded under the 2005 Plan was on March 1, 2017, with an expiration date on or before May 9, 2021 for all such unexercised SARs.

(5)
The amounts in this column for the fiscal year ended February 29, 2020 reflect the aggregate grant date fair market value calculated in accordance with FASB ASC Topic 718 for RSU and PSU awards granted to the NEOs under the 2014 Plan. Assumptions used in the calculation of this amount are included in footnote 10 to the Company’s audited financial statements for the fiscal year ended February 29, 2020, included in the Company’s Annual Report on Form 10-K.

(6)
Mr. Hill was granted 27,500 RSUs on February 11, 2020 in connection with entering into an employment agreement with the Company as part of the CEOs retention and succession planning efforts. (20,000 RSUs cliff vest in full on November 1, 2022 and 7,500 RSUs cliff vest in full on November 1, 2020. The fair market value of $1,196,250 is based upon the closing market price of AZZ’s common stock on February 11, 2020, which was $43.50.

(7)
Mr. Lavelle was granted 10,000 RSUs on January 14, 2020 in connection with entering into an employment agreement with the Company as part of the CEOs retention and succession planning efforts. The RSUs will cliff vest in full on November 1, 2022. The fair market value of the RSUs is based upon the closing market price of AZZ’s common stock on January 14, 2020, which was $44.62.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following Outstanding Equity Awards at Fiscal Year End tables provide information on the holdings of SARs, RSUs and PSUs by each of the NEOs as of February 29, 2020. Each SAR, RSU and PSU is shown separately for each NEO.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLES
OPTION/SAR AWARDS
Name	Grant Date		Number of Securities Underlying Unexercised Options/SARs (#) Exercisable (1)	Number of Securities Underlying Unexercised Options/SARs (#) Unexercisable (2)	Option/SARs Exercise Price ($)	Option/SARs Expiration Date (3)

Thomas E. Ferguson	11/04/13		40,000	—	45.26	11/04/20
	03/01/14		26,471	—	43.92	03/01/21

Paul W. Fehlman	03/01/14		8,089	—	43.92	03/01/21

Tara D. Mackey	05/09/14	(4)	2,711	—	43.89	05/09/21

Gary Hill	—		—	—	—

Kenneth Lavelle	—		—	—	—	—

(1)	Amounts in this column represent vested but unexercised SAR awards.
(2)
All of the SARs granted to the NEOs have fully vested. Beginning in fiscal year 2016, SARs were no longer granted as a component of the Company's executive compensation program. The final vesting date for outstanding SARs awarded under the 2005 Plan was on March 1, 2017.

(3)	The SARs have a seven year term from the grant date.
(4)
The SARs listed were granted on May 9, 2014 and vested and became exercisable over a three-year period with one-third of the SARs vesting on March 1, 2015, March 1, 2016 and March 1, 2017. All unexercised SARs will expire on or before May 9, 2021. Based on the closing price of our stock on February 28, 2020 (the last trading day of the Company's fiscal year), no amount would be payable with respect to any SARs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLES
STOCK AWARDS
Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

Thomas E. Ferguson	04/27/17		2,563	94,549	7,608	280,659
	05/18/18		9,659	356,321	14,487	534,425
	05/22/19		17,229	635,578	17,229	635,578

Paul W. Fehlman	04/27/17		783	28,885	2,324	85,732
	07/11/17	(5)	262	9,665	778	28,700
	05/18/18		3,622	133,616	5,432	200,386
	05/22/19		5,168	190,648	5,168	190,648

Tara D. Mackey	04/27/17		426	15,715	1,267	46,740
	05/18/18		2,414	89,052	3,621	133,579
	05/22/19		3,445	127,086	3,445	127,086

Gary Hill	04/27/17		426	15,715	1,267	46,740
	05/18/18		2,012	74,223	3,018	111,334
	05/22/19		2,871	105,911	2,871	105,911
	02/11/20	(6)	7,500	276,675
	02/11/20	(7)	20,000	737,800

Kenneth Lavelle	08/01/17	(5)	297	10,956	884	32,611
	05/18/18		2,012	74,223	3,018	111,334
	05/22/19		2,871	105,911	2,871	105,911
	01/14/20	(7)	10,000	368,900

(1)	Amounts in this column represent RSU awards, which vest ratably over a three-year period from the grant date.
(2)
The amounts in this column include dividend equivalents accrued through February 29, 2020, of the underlying equity award that will vest if, and when the RSUs to which such dividend equivalent relate becomes vested.

(3)
The fair market value of the RSU and the PSU awards is based upon the closing market price of AZZ common stock as of February 28, 2020 (the last trading day of the Company's fiscal year 2020), which was $36.89.

(4)
Amounts in this column represent PSUs granted on April 27, 2017, May 18, 2018 and May 22, 2019, which have a three-year performance cycle and will vest and become payable, if at all, on the third anniversary of the grant date. The amounts in this column also include accrued dividend equivalents through February 29, 2020, that will vest if, and when the PSUs to which such dividend equivalents relate become vested.

(5)	These RSUs vest ratably over a three-year period beginning on April 27, 2018.
(6)	These RSUs cliff vest in full on November 1, 2020.
(7)	These RSUs cliff vest in full on November 1, 2022.

OPTION/SAR EXERCISES AND STOCK VESTED FOR FISCAL YEAR 2020
The following table provides information regarding the vesting of RSUs and SARs exercised by NEOs during fiscal year 2020.

	Option/SAR Awards		Stock Awards(2)
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas E. Ferguson Paul W. Fehlman Tara D. Mackey Gary Hill Kenneth Lavelle	— — — — —	— — — — —	40,806(3) 3,678(5) 2,051(7) 1,821(9) 1,302(11)	1,782,508(4) 170,036(6) 94,559(8) 84,040(10) 59,709(12)

(1)	Awards exercised were SARs. The SARs were awarded under the Company's 2005 Plan.
(2)
Awards vested were RSUs awarded under the Company’s 2014 Plan, which accrue dividend equivalents during the restricted vesting period, which were settled in shares of AZZ common stock at the discretion of the compensation committee upon the vesting of the underlying award.

(3)
This number includes: (i) 5,102 RSUs that vested on April 27, 2019 plus 157 accrued dividend equivalents; (ii) 4,761 RSUs that vested on May 18, 2019 plus 67 accrued dividend equivalents; and (iii) 30,000 RSUs that vested on September 29, 2019 plus 719 accrued dividend equivalents.

(4)
The value realized upon the vesting of (i) 5,259 RSUs (including accrued dividend equivalents), based on the closing price of our common stock on April 26, 2019 (the last previous trading date), of $46.88; (ii) 4,828 RSUs (including accrued dividend equivalents), based on the closing price of our common stock on May 17, 2019 (the last previous trading date), of $45.56; and (iii) 30,719 RSUs (including accrued dividend equivalents), based on the closing price of our common stock on September 27, 2019 (the last previous trading date) of $42.84.

(5)	This number includes: (i) 1,814 RSUs that vested on April 27, 2019 plus 54 accrued dividend equivalents; and (ii) 1,785 RSUs that vested on May 18, 2019 plus 25 accrued dividend equivalents.
(6)
The value realized upon the vesting of (i) 1,868 RSUs (including accrued dividend equivalents), based on the closing price of our common stock on April 26, 2019 (the last previous trading date), of $46.88; and (ii) 1,810 RSUs (including accrued dividend equivalents), based on the closing price of our common stock on May 17, 2019 (the last previous trading date), of $45.56.

(7)	This number includes: (i) 821 RSUs that vested on April 27, 2019 plus 24 accrued dividend equivalents; and (ii) 1,190 RSUs that vested on May 18, 2019 plus 16 accrued dividend equivalents.
(8)
The value realized upon the vesting of (i) 845 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 26, 2019 (the last previous trading date), of $46.88; and (ii) 1,206 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 17, 2019 (the last previous trading date), of $45.56.

(9)	This number includes: (i) 792 RSUs that vested on April 27, 2019 plus 23 accrued dividend equivalents; and (ii) 992 RSUs that vested on May 18, 2019 plus 14 accrued dividend equivalents.
(10)
The value realized upon the vesting of (i) 815 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 26, 2019 (the last previous trading date), of $46.88; and (ii) 1,006 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 17, 2019 (the last previous trading date), of $45.56.

(11)	This number includes: (i) 290 RSUs that vested on April 27, 2019 plus 6 accrued dividend equivalents; and (ii) 992 RSUs that vested on May 18, 2019 plus 14 accrued dividend equivalents.
(12)
The value realized upon the vesting of (i) 296 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on April 26, 2019 (the last previous trading date), of $46.88; and (ii) 1,006 RSUs (including accrued dividend equivalents) based on the closing price of our common stock on May 17, 2019 (the last previous trading date) of $45.56.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Payments Made Upon Resignation, Termination, Death or Disability

Each of Messrs. Ferguson, Fehlman, Hill and Lavelle has an employment agreement with AZZ as described above in the section titled “Employment Agreements.” As such, each of these officers would be entitled to certain payments and benefits following a termination of employment under certain circumstances and upon a change in control. These benefits are summarized below and reflect obligations pursuant to employment agreements as well as pursuant to other compensatory arrangements.

If, prior to a change of control, Mr. Ferguson’s employment is terminated due to disability or death or for Cause, Mr. Ferguson, or his estate, shall be entitled to receive in a lump sum (i) all earned but unpaid base salary, (ii) payment for all earned but unused vacation time, and (iii) reimbursement for any business expenses incurred prior to the date of termination. If the Company terminates Mr. Ferguson’s employment without Cause, he is entitled to receive (i) the amounts described in the immediately preceding sentence, payable in a lump sum payment, (ii) a cash amount equal to his base salary from the date of his termination to the end of the term of his Second Amended CEO Agreement (but in no event less than his base pay for a 24 month period), payable in accordance with the Company’s standard payroll procedures (the “Severance Payment”) and (iii) a portion of the cash award he would have received under the Company’s Senior Management Bonus Plan, pro-rated as of the date of such termination and calculated as if Mr. Ferguson were employed by the Company as of the last day of the relevant fiscal year, all qualitative goals have been achieved and all quantitative goals have been satisfied in the amounts determined by the board of directors. In addition, if the Company does not renew the term of Mr. Ferguson’s Second Amended CEO Agreement on the third anniversary thereof, Mr. Ferguson shall be entitled to receive (i) the amounts described in the first sentence of this paragraph, payable in a lump sum payment, and (ii) a cash amount equal to 12 months of his base salary, as in effect on October 3, 2022, payable in accordance with the Company’s standard payroll procedures. Except in the event the Company terminates his employment for Cause or Mr. Ferguson terminates his employment without Good Reason, all stock options, RSUs and SARs would immediately vest and become exercisable.

In Mr. Ferguson’s Second Amended CEO Agreement, “Cause” is defined as (i) his commission or conviction of, or the entering of a guilty plea or plea of no contest by him with respect to, a felony, the equivalent thereof, any other crime with respect to which imprisonment is a possible punishment, or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement, theft, or sexual harassment; (ii) excessive absenteeism by Mr. Ferguson not related to death or disability or otherwise permissible by applicable law or the Company’s policies for sick leave, permitted vacations, or paid time off; (iii) Mr. Ferguson’s engaging in any activity (including, without limitation, alcohol or drug abuse or other self-induced affliction, or making disparaging remarks about the Company or any of its affiliates or any of their respective officers, employees, managers, directors, members or shareholders) that injures (monetarily or otherwise), in a material respect, the reputation, business or a business relationship of the Company or any of its affiliates; (iv) Mr. Ferguson’s gross negligence or material malfeasance (including, without limitation, commission of any intentional act of fraud, misappropriation or theft against the Company or its affiliates or his intentional misrepresentation of any material financial or operating results of the Company or any of its affiliates); (v) Mr. Ferguson’s significant violation of any statutory or common law duty of loyalty to the Company or any of its affiliates; (vi) Mr. Ferguson’s material breach of any provision of his Second Amended CEO Agreement or of a material written policy or code of conduct of the Company; or (vii) Mr. Ferguson’s refusal or failure to carry out the legitimate directives or instructions of the board of directors (or such other person to whom he reports as may be designated from time to time by the board of directors) that are consistent with the scope and nature of his duties and responsibilities set forth herein; provided that in the case of clause (ii), (vi) or (vii) above, only if such breach, refusal or failure has not been cured within fifteen (15) days after Mr. Ferguson’s receipt of written notice from the Company describing such breach or failure in reasonable detail; provided, further, that Mr. Ferguson shall be entitled to no more than one opportunity to cure such matters for any reason.

In Mr. Ferguson’s Second Amended CEO Agreement, “Good Reason” is defined as (i) the relocation by the Company of Mr. Ferguson’s principal place of employment of more than fifty (50) miles from the location of his principal place of employment as of the date hereof, which relocation is not rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice describing such relocation; (ii) a reduction by the Company in Mr. Ferguson’s base salary, unless such reduction is rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice referring to this provision and describing such reduction; (iii) a material diminution of Mr. Ferguson’s responsibilities or duties, which diminution is not rescinded within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of notice describing such diminution; (iv) any other material breach by the Company of any material provision of Mr. Ferguson’s Second Amended CEO Agreement, which material breach is not corrected within fifteen (15) days after the date of receipt by the board of directors from Mr. Ferguson of a notice referring to this provision and describing such material breach; or (v) a material breach by the Company of any equity award agreement (whether with respect to SARs, RSUs or otherwise) by and between the Company and Mr. Ferguson then in effect or the terms of any equity plan incorporated therein, which material breach is not corrected within forty-five (45) days after the date of receipt by the board of directors from Mr. Ferguson of a notice describing such material breach.

Senior Management Bonus Plan. A discussion of short-term cash incentive payments under the Company's Senior Management Bonus Plan can be found on page 46 of this Proxy Statement, under the section titled, "Performance–Based Incentive Compensation."

Messrs. Fehlman, Hill and Lavelle's employment agreements contain provisions identical to those described above with respect to Mr. Ferguson’s Second Amended CEO Agreement, except that they would each receive different amounts of base salary and other compensation, which amounts are described in the Summary Compensation Table above, and that each of their Severance Payments would be calculated based on a minimum period of 12 months rather than 24 months.

Payments Made Upon a Change In Control

Ferguson Change In Control Agreement. If, during the period of time beginning on the date a definitive agreement regarding a change in control is executed and ending on the date one year following a change in control, Mr. Ferguson’s employment is terminated for any reason other than by the Company for Cause or by Mr. Ferguson without Good Reason (in each case as defined in his employment agreement), the Company would be required to pay him (i) his full base salary through his date of termination and (ii) a payment equal to 299% of his base salary (without giving effect to any reduction in base salary serving as grounds for termination for Good Reason) (a “Change in Control Severance Payment”), in each case through a lump sum payment to be made promptly following Mr. Ferguson’s execution and delivery of a release and waiver agreement. However, if Mr. Ferguson's employment is terminated after the execution of such definitive agreement and before the change in control occurs, the portion of the 299% of base salary he would have received under his Second Amended CEO Agreement (but for the execution of such definitive agreement) will be paid in installments as provided under his Second Amended CEO Agreement, and any remainder of the 299% of base salary will be paid in a lump sum. In addition, upon such a termination of employment following a change in control, all unvested equity awards held by Mr. Ferguson shall immediately vest and become exercisable. If Mr. Ferguson's severance payment constitutes an excess parachute payment subject to the excise tax under Code Section 4999, the amount of his severance will be reduced by the amount necessary to avoid that excise tax, but only if that reduction will yield a larger net payment amount than the full severance payment reduced by such excise tax.

Fehlman Change In Control Agreement. Mr. Fehlman’s Change in Control Agreement contains provisions identical to those described above for Mr. Ferguson with respect to Mr. Ferguson’s Change in Control Agreement except that Mr. Fehlman’s Change in Control Severance Payment is calculated as 200% of his base annual cash compensation, which consists of his base salary plus the average amount of cash bonus actually paid to him by the Company with respect to the five (5) fiscal years of the Company immediately preceding the occurrence of an event that cause him to become entitled to receive a payment, and that such average shall not include any fiscal year of the Company in which Mr. Fehlman was not employed by the Company.

Executive Change In Control Severance Agreements. The Executive Change in Control Severance Agreements with the Ms. Mackey and Messrs. Hill and Lavelle provide:

•
If the executive’s employment is terminated within one year following a change in control by the Company for Cause or by the executive for other than Good Reason, the Company must pay him or her their full base salary through the date of termination plus all other amounts to which he or she is entitled under any compensation or benefit plan of the Company at the time such payments are due, and the Company shall have no further obligation to him or her under the Change in Control Agreement.

•
If the executive’s employment is terminated before one year following a change in control by the Company other than for Cause or disability, or by the executive for Good Reason, he or she shall be entitled to a lump sum payment of his or her base salary through the date of termination plus any other amounts to which he or she is entitled under any compensation plan of the Company at the time such payments are due; a lump sum severance payment in an amount equal to two (2) times his or her base amount, as defined in Section 280G(b)(3) of the Internal Revenue Code, and the vesting and immediate exercisability of all stock options, RSUs and SARs; and reimbursement for all legal fees and expenses incurred in seeking to enforce the Executive Change in Control Severance Agreement.

•
“Cause” as used in the Executive Change in Control Severance Agreements is defined as (1) conviction of a crime involving moral turpitude or providing for imprisonment, (2) commission of any willful malfeasance or gross negligence in the discharge of his or her duties to the Company or any of its subsidiaries, having a material adverse effect on the Company or any of its subsidiaries or (3) failure to timely correct after written notice, any specific failure in performance of the duties of his or her position with the Company.

•	“Good Reason” as used in such Executive Change in Control Severance Agreements includes, with respect to each executive:

(A) a substantial adverse alteration in the nature or status of his or her responsibilities from those in effect immediately prior to the change in control;

(B) a reduction in his or her annual base salary in effect on the date of the change in control;

(C) the relocation of the Company’s principal executive offices or the Company's requiring the executive to be based anywhere other than a site less than thirty (30) miles from the site where he or she is now principally based;

(D) the failure by the Company, without his or her consent, to pay to him or her any portion of his or her current compensation;

(E) the failure by the Company to continue or replace any compensation plan material to his or her total compensation or the failure to continue his or her participation therein on a basis not materially less favorable, as existed at the time of the change in control;

(F) the failure of the Company to continue to provide him or her with benefits substantially similar to those enjoyed by him or her under deferred compensation plans, life insurance, medical, health and accident, or disability or vacation plans or policies in which he or she was participating at the time of the change in control;

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform the Change in Control Severance Agreement; or

(H) any purported termination of his or her employment by the Company other than because of total disability, death or for Cause.

The Company has an opportunity to correct the matters specified in clauses (A), (B), (E), (F), (G), or (H) of the immediately preceding sentence before they constitute Good Reason.

POTENTIAL PAYMENTS

The following table reflects the amount of compensation to each of the NEOs in the event of termination of that executive’s employment as the result of voluntary termination, involuntary not-for-cause termination, for “Cause” termination, termination following a change of control and disability or death of the executive. The amounts shown assume that such termination was effective as of February 29, 2020, and that each NEO had met requirements under our incentive compensation plans that the executive be employed as of year-end to receive benefits related to the year, and thus include amounts earned through that time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of an executive’s separation from the Company. As of February 29, 2020, each executive had received all of the base salary earned during fiscal year 2020, and no portion of his or her base salary was unpaid at that date.

TRIGGERING EVENTS

	Termination of Employment Before Change in Control				Termination of Employment Within Two Years After Change in Control
	Death/ Disability	Termination for Cause	Termination Without Cause		Death/ Disability		Termination for Cause	Termination Without Cause		Voluntary For Good Reason		Voluntary Without Good Reason

Mr. Ferguson
Severance	$—	$—	$2,238,705	(1)	$—		$—	$2,231,243	(2)	$2,231,243	(2)	$—
Short-Term Cash Incentive(3)	$746,235	$—	$746,235		$—		$—	$—		$—		$—
SARs(4)	$0	$—	$—		$0		$—	$0		$0		$—
RSUs(5)	$1,086,448	$—	$—		$1,086,448		$—	$1,086,448		$1,086,448		$—
PSUs(6)	$1,450,662	$—	$—		$1,450,662		$—	$1,450,662		$—		$—
TOTAL	$3,283,345	$—	$2,984,940		$2,537,110		$—	$4,768,353		$3,317,691		$—

Mr. Fehlman
Severance	$—	$—	$652,549	(7)	$—		$—	$1,019,666	(8)	$1,019,666	(8)	$—
Short-Term Cash Incentive(3)	$257,065	$—	$257,065		$—		$—	$—		$—		$—
SARs(4)	$0	$—	$—		$0		$—	$0		$0		$—
RSUs(5)	$362,814	$—	$—		$362,814		$—	$362,814		$362,814		$—
PSUs(6)	$505,466	$—	$—		$505,466		$—	$505,466		$—		$—
TOTAL	$1,125,345	$—	$909,614		$868,280		$—	$1,887,946		$1,382,480		$—

Ms. Mackey
Severance	$—	$—	$—		$722,942	(9)	$—	$722,942	(9)	$722,942	(9)	$—
Short-Term Cash Incentive(3)	$198,809	$—	$198,809		$—		$—	$—		$—		$—
SARs(4)	$0	$—	$—		$0		$—	$0		$0		$—
RSUs(5)	$231,853	$—	$—		$231,853		$—	$231,853		$231,853		$—
PSUs(6)	$307,405	$—	$—		$307,405		$—	$307,405		$—		$—
TOTAL	$738,067	$—	$198,809		$1,262,200		$—	$1,262,200		$954,795		$—

Mr. Hill
Severance	$—	$—	$—		$689,560	(9)	$—	$689,560	(9)	$689,560	(9)	$—
Short-Term Cash Incentive(3)	$189,629	$—	$189,629		$—		$—	$—		$—		$—
SARs(4)	$—	$—	$—		$ —		$—	$—		$ —		$—
RSUs(5)	$1,210,324	$—	$—		$1,210,324		$—	$1,210,324		$1,210,324		$—
PSUs(6)	$263,985	$—	$—		$263,985		$—	$263,985		$—		$—
TOTAL	$1,663,938	$—	$189,629		$2,163,869		$—	$2,163,869		$1,899,884		$—

Mr. Lavelle
Severance	$—	$—	$—		$639,630	(9)	$—	$639,630	(9)	$639,630	(9)	$—
Short-Term Cash Incentive(3)	$175,898	$—	$175,898		$—		$—	$—		$—		$—
SARs(4)	$—	$—	$—		$—		$—	$—		$—		$—
RSUs(5)	$559,990	$—	$—		$559,990		$—	$559,990		$559,990		$—
PSUs(6)	$249,856	$—	$—		$249,856		$—	$249,856		$—		$—
TOTAL	$985,744	$—	$175,898		$1,449,476		$—	$1,449,476		$1,199,620		$—

(1)
This amount is Mr. Ferguson’s base salary for a period of 24 months plus a pro-rated short-term cash incentive payment. Mr. Ferguson’s Second Amended CEO Agreement with the Company provides that if he is terminated without cause, he will be entitled to his base salary for the period from the date of termination to the end of the term of the Second Amended CEO Agreement, but in any case a period of at least 24 months.

(2)	This amount is 2.99 times the base salary of Mr. Ferguson. Severance benefits for Mr. Ferguson are set forth in his Second Amended CEO Agreement.
(3)
Assuming a termination date of February 29, 2020, Mr. Ferguson would be eligible to a target annual cash incentive of 100% of his fiscal year 2020 annual base salary. Mr. Fehlman would be eligible to a target annual cash incentive of 65% of his annual base salary for fiscal year 2020 and Ms. Mackey and Messrs. Hill and Lavelle would be eligible to a target annual cash incentive of 55%.

(4)
All SARs for the applicable NEOs (if applicable) have vested. The value of exercising the SARs are calculated based upon the difference between the closing price of the Company's common stock on February 28, 2020, the last previous trading day ($36.89), and the grant date price. Based on the closing price of our common stock on February 28, 2020, no amounts would be payable to our NEOs with respect to any SARs.

(5)
The value of the accelerated vesting of RSUs, including any dividend equivalents accrued during the vesting period, are calculated based upon the closing price of the Company’s common stock on February 28, 2020, the last previous trading day ($36.89).

(6)
Pursuant to the 2014 Plan and the accompanying award agreements, the compensation committee in its sole discretion may deem that the PSUs be payable at the target amount (i.e., 100% achievement of the performance goals) in the event that the vesting date of such PSUs is accelerated. The value of the PSUs granted during fiscal years 2018, 2019 and 2020, including any dividend equivalents accrued, was calculated using the closing price of the Company's common stock on February 28, 2020 ($36.89) and assuming that the compensation committee determined that these PSUs were each payable at their respective target amounts.

(7)
This amount is Mr. Fehlman’s base salary for a period of 12 months plus a pro-rated short-term cash incentive payment. Mr. Fehlman’s employment agreement with the Company provides that if he is terminated without cause, he will be entitled to his base salary for the period from the date of termination to the end of the term of the employment agreement, but in any case a period of at least 12 months.

(8)
This amount is two times Mr. Fehlman’s base salary plus the average amount of cash bonus actually paid to Mr. Fehlman with respect to the five (5) fiscal years of the Company immediately preceding the occurrence of the event. Severance benefits for Mr. Fehlman are set forth in his employment agreement.

(9)	This amount represents two times the base salary for Ms. Mackey and Messrs. Hill and Lavelle.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, AZZ is providing the following information about the relationship of the annual total compensation of the Company’s employees and the annual total compensation of Mr. Ferguson, our chief executive officer (the “CEO Pay Ratio”).

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. For AZZ’s last completed fiscal year, the ratio of the annual total compensation of Mr. Ferguson to the annual total compensation of the median employee of the Company was as follows:

Year	Mr. Ferguson’s Total Compensation ($)(1)	Median Employee Total Compensation ($)	Pay Ratio of CEO Compensation to Median Employee
2020	3,412,204	33,352	102:1

(1)	The annual total compensation of Mr. Ferguson, as reported in the Summary Compensation Table presented on page 58 in this Proxy Statement.

As a result of a material change in the number of Company employees in fiscal year 2020 due to an increase in employees in several of our international operations and four acquisitions during the year, the Company chose to re-identify its median employee for fiscal year 2020.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates used were as follows:

•
We selected December 31, 2019, as the date upon which the Company identified the “median employee”, which is within the last three months of the Company’s fiscal year end and enables us to make an identification in a reasonably efficient and economical manner.

•
We determined that as of December 31, 2019, AZZ’s employee population consisted of approximately 5,615 individuals (full-time, part-time and our variable workforce) working at the parent company headquarters and consolidated subsidiaries. Of these individuals, 4,794 were located in the United States and 821 were located in the following countries:

Country	Employees(#)
Brazil	48
Canada	503
China	33
Netherlands	24
Poland	213

Given the limited scale of our operations in many of these foreign countries, we elected to exclude all of our employees in the above listed countries, except for Brazil and Canada, as permitted by the SEC rules, as these employees account for less than 5% of our total U.S. and non-U.S employees.

•	AZZ’s employee population, after taking into consideration the adjustments permitted by SEC rules as described above, consisted of approximately 5,345 individuals as of December 31, 2019.

We identified our median employee based on the total cash compensation paid during the 12-month period ending December 31, 2019, which was consistently applied to all of our employees included in the calculation. We annualized the compensation of all full-time employees hired during this period. Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. For purposes of determining the median employee, we considered for each of our employees (i) actual base salary (in the case of hourly workers, base wages including overtime pay); (ii) cash bonuses paid during the year; and (iii) sales commissions, if applicable. For our employees located in Brazil and Canada, we applied a Brazilian and Canadian to U.S. dollar exchange rate as of December 31, 2019, to the compensation elements paid in Brazilian and Canadian currency. As permitted under SEC guidance, because our originally identified median employee had anomalous pay characteristics, we substituted another employee with substantially similar compensation to the original identified median employee and whose compensation characteristics more accurately reflect the compensation of a typical employee.

Once our median employee was identified, we calculated the annual total compensation of such median employee, as reported in the chart above, using the same methodology used to determine the annual total compensation of Mr. Ferguson and our other NEOs as required by the Summary Compensation Table on page 58 in this Proxy Statement.

The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the CEO Pay Ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

AUDIT COMMITTEE REPORT

The Company's audit committee is composed entirely of non-management directors. The board of directors has determined that all members of the audit committee are independent as that term is defined in the NYSE’s listing standards and Section 10A(m)(3) of the Exchange Act, and that Messrs. Berce and Purvis each qualifies as an audit committee financial expert as defined in the SEC rules adopted under the Sarbanes-Oxley Act of 2002.

The audit committee has sole authority for the appointment and replacement of the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The independent auditor reports directly to the audit committee. The audit committee reviews with the auditors the plan and scope of the annual audit. It reviews with management and the independent auditor the annual audited financial statements and recommends to the board of directors whether they should be included in AZZ’s Annual Report. It similarly reviews quarterly financial reports and all earnings press releases. The audit committee also has general oversight of AZZ’s accounting, financial reporting and internal audit function. Management is responsible for the preparation, presentation and integrity of AZZ’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Grant Thornton LLP ("GT"), an independent registered public accounting firm and our independent auditor for the fiscal year ended February 29, 2020, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the “PCAOB”).

The audit committee meets with AZZ's director of internal audit and GT with and without management present to discuss the results of their examinations, their evaluations of AZZ's internal controls and the overall quality of AZZ's financial reporting.

The audit committee members’ functions are not intended to duplicate or to certify the activities of management and GT. The audit committee serves as an oversight role, providing advice, counsel and direction to management and GT on the basis of information it receives, discussions with management and GT, and the experience of the audit committee’s members in business, financial and accounting matters.

The audit committee operates under a written charter, which complies with all current regulatory requirements and was adopted by the board of directors. A copy of the full text of the charter is available on AZZ’s website at www.azz.com, under the heading "investor Relations - Corporate Governance." The audit committee reviews and assesses the adequacy of its charter on an annual basis.

The audit committee has:

•	reviewed and discussed the audited consolidated financial statements with management;

•	discussed with GT the independence of GT and the matters, if any, required to be discussed by PCAOB Auditing Standard No. 1301 "Communications with Audit Committees"; and

•	received the letter and the written disclosures from GT required by Rule 3520 of the PCAOB.

Based on the review and discussions referred to in the preceding paragraph, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in AZZ’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended February 29, 2020.

AUDIT COMMITTEE
Daniel E. Berce, Chairman
Paul Eisman
Venita McCellon-Allen
Steven R. Purvis

RELATIONSHIP WITH INDEPENDENT AUDITORS

Independent Auditor Fees

The following table represents the fees incurred for professional services rendered by GT, our independent auditors, for the audit of our financial statements for the year ended February 29, 2020, and fees for other services rendered by GT during that period, as well as the fees for professional services by BDO USA, LLP for the audit of our annual financial statements for the year ended February 28, 2019. All services listed below were pre-approved by the audit committee.

	February 29, 2020	February 28, 2019
Audit Fees (1)	$863,508	$898,256
Audit-Related Fees	$—	$—
Tax Fees (2)	$—	$125,034
All Other Fees	$—	$—

Total Fees	$863,508	$1,023,290
__________

(1)	Includes fees for services related to the annual audit of the consolidated financial statements, and reviews of our quarterly reports on Form 10-Q.

(2)	Includes fees for services related to tax compliance, tax advice and tax planning performed by BDO in fiscal year 2019.

Pre-approval of Non-Audit Fees

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit related services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent auditor is engaged to perform it. All of the fees listed above were approved in accordance with this policy. The audit committee has delegated to the chairman of the audit committee authority to approve permitted services where the fees for the engagement do not exceed $50,000 per project and $100,000 in the aggregate, provided that the chairman reports any decisions to the audit committee at its next scheduled meeting.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected Grant Thornton LLP (“GT”) to serve as our independent registered public accounting firm for the fiscal year ending February 28, 2021, subject to your ratification. Representatives of GT will be present at the Annual Meeting to respond to questions and will have the opportunity to make a statement should they desire to do so.

The board of directors is asking you to ratify the selection of GT. Although our Bylaws do not require this ratification, the board of directors believes that the selection of the independent registered public accounting firm is an important matter for shareholder consideration and that such a proposal provides shareholders with an important opportunity to provide direct feedback to the board of directors on an important issue of corporate governance. If our shareholders do not ratify the selection of GT, we will consider that action as feedback to the audit committee and the board of directors to consider the selection of a different accounting firm. Even if you do ratify the selection of GT, the audit committee may select a different independent registered public accounting firm, subject to ratification by the full board of directors, whenever it determines that such a change would be in the best interests of AZZ and its shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF GT TO SERVE AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING FEBRUARY 28, 2021.

OTHER INFORMATION

The board of directors have not received valid notice of any other matters that will be presented at the Annual Meeting other than those described in this Proxy Statement. If any other business is properly brought before the shareholders at the Annual Meeting, all proxies that have been properly submitted will be voted in respect thereof as the proxyholders deem advisable.

SHAREHOLDER PROPOSALS FOR FISCAL YEAR 2021 ANNUAL MEETING

To be included in the proxy statement relating to the fiscal year 2021 Annual Meeting of Shareholders, shareholders proposals must be received by our corporate secretary no later than 5:00 p.m. local time, January 20, 2021.

In order to bring a matter before the fiscal year 2021 Annual Meeting of Shareholders that is not contained in the proxy statement, including the nomination of an individual for election as a director, a shareholder must comply with the advance notice provisions of our Bylaws. Our Bylaws require that we receive notice of the matter no earlier than March 7, 2021, and no later than April 6, 2021. You may contact our secretary to find out what specific information regarding the matter must be included with the advance notice.

VOTING SECURITIES

Shareholders of record on May 8, 2020, will be entitled to vote at the Annual Meeting of Shareholders. As of May 8, 2020, there were 26,158,957 shares of the Company’s common stock outstanding. Each share of common stock entitles the holder to one vote on each matter voted on at the meeting. An abstention will not be counted as voting for a matter, and, therefore, will have the same effect as a vote against the matter. Votes withheld, including broker non-votes, will not be counted as a vote either for or against the matter.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation and the Audit Committee Report are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings that AZZ makes under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that AZZ specifically incorporates this information by reference. In addition, the website addresses contained in this Proxy Statement are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

The financial statements and other information required by Item 13(a)(1)-(5) of Schedule 14A to be provided herein are incorporated by reference to AZZ’s Annual Report on Form 10-K.

WEBSITE ACCESS TO REPORTS AND OTHER INFORMATION

Our website is www.azz.com. We make available free of charge through the Investor Relations tab of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Our Corporate Governance Guidelines, Code of Conduct, and Board committee charters, are also available on our website. We will provide, free of charge, a copy of any of our corporate documents listed above upon written request to our Corporate Secretary at One Museum Place, 3100 W. 7th Street, Suite 500, Fort Worth, Texas 76107.

Map and Driving Directions to AZZ Inc.

Instructions from Dallas/Fort Worth International Airport

1.	Head toward South 22nd Ave. on West 32nd St. (183 ft)

2.	Make a U-Turn onto West 32nd St. (0.1 miles)

3.	Turn slightly right onto South Service Rd. (1.3 miles)

4.	Take left ramp onto International Pkwy South (TX-97-SPUR) toward TX-183/TX-360 (0.9 miles)

5.	Take ramp onto TX-183 West (Airport Fwy) toward Ft. Worth (10.7 miles)

6.	Continue on I-820 (0.7 miles)

7.	Keep left onto TX-121 South toward Downtown Ft. Worth (7.1 miles)

8.	Take the exit toward Downtown/Belknap St. onto East Belknap St. (1.7 miles)

9.	Turn slightly left onto Energy Way (0.1 miles)

10.	Turn slightly right onto Summit Ave. (301 ft)

11.	Turn right onto West 7th St. (1.2 miles)

12.	Arrive at West 7th St. (One Museum Place) Your destination is on the right.

Instructions from Downtown Fort Worth

1.	Head toward West 6th St. on Taylor St. (124 ft)

2.	Turn right onto West 6th St. (0.2 miles)

3.	Turn slightly right onto West 7th St. (1.6 miles)

4.	Arrive at West 7th St. (One Museum Place) Your destination is on the right.

2020 Annual Meeting of Shareholders
10:00 a.m. local time, July 8, 2020

AZZ Inc.
One Museum Place, 4th Floor
3100 West 7th Street
Fort Worth, TX 76107

AZZ

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on July 8, 2020.

Online
Go to **www.envisionreports.com/AZZ** or scan the QR code – your individual login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and go green! Sign up for electronic delivery at www.envisionreports.com/AZZ

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 – 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Daniel E. Berce	☐	☐	02 - Paul Eisman	☐	☐	03 - Daniel R. Feehan	☐	☐
04 - Thomas E. Ferguson	☐	☐	05 - Kevern R. Joyce	☐	☐	06 - Venita McCellon-Allen	☐	☐
07 - Ed McGough	☐	☐	08 - Steven R. Purvis	☐	☐			

	For	Against	Abstain
2. Approval of advisory vote on AZZ's executive compensation program.	☐	☐	☐
3. Ratification of appointment of Grant Thornton LLP to serve as AZZ's independent registered public accounting firm for the fiscal year ending February 28, 2021.	☐	☐	☐

B Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /		

8 2 B V

039FQB

2020 Annual Meeting Admission Ticket

AZZ Inc. Annual Meeting of Shareholders

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/AZZ

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Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/AZZ

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — AZZ Inc.

Notice of the AZZ Inc. 2020 Annual Meeting of Shareholders

Thomas E. Ferguson and Tara D. Mackey (the "Proxies") and each of them with the full power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the AZZ Inc. Annual Meeting of Shareholders to be held on July 8, 2020, at 10:00 a.m. Central Time at One Museum Place, 3100 West 7th Street, 4th Floor, Fort Worth, Texas 76107, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Proposals to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.